Below is a list of omitted schedules from the Firm Offer, date April 22, 2015, by and among Willis Europe BV, the Sellers, and the other parties listed on the signature pages thereto. The Company agrees to furnish supplementally a copy of any of these omitted schedules to the SEC upon request.

Schedule 1    List of Lucas Parties
Schedule 2    List of Gras Parties

From:

Willis Europe B.V.                                Telephone        +44 (0)20 3124 6000
The Willis Building                                Website        www.willis.com
51 Lime Street                                E-mail        @willis.com
London EC3M 7DQ

Registered office 51 Lime St, London EC3M 7DQ.
Registered number 621757 England and Wales.

To:

FPCI Astorg IV Astorg Partners 68, rue du Faubourg Saint-Honoré 75008 Paris Attn: Mr. Xavier Moreno	Financière Muscaris IV 68, rue du Faubourg Saint-Honoré 75008 Paris Attn: Mr. Xavier Moreno

The Persons whose names are set out in schedule 1, represented by Mr. Patrick Lucas for the purposes hereto (the "Lucas Parties")

The Persons whose names are set out in schedule 2, represented by Mr. Emmanuel Gras for the purposes hereto (the "Gras Parties")

Maera 63-65 rue de Merl L-2146 Luxembourg Attn: Mr. Patrick Lambert	Simon Minco EURL 6bis, rue Jean Nicolas Collignon 57000 Metz Attn: Mr. Pierre Simon

PRPHI EURL 11, Chemin du Zornic, 56260 Larmor-Plage Attn: Mr. Philippe Rouault

Dream Management 1 33-34, quai de Dion Bouton 92800 Puteaux Attn: Mr. François Varagne	Dream Management 2 33-34, quai de Dion Bouton 92800 Puteaux Attn: Mr. François Varagne

Dream Management 3 33-34, quai de Dion Bouton 92800 Puteaux Attn: Mr. François Varagne

1

In presence of:
GS & Cie Groupe                        Willis Group Holdings Plc1
33-34, quai de Dion Bouton                    Grand Mill Quay, Barrow Street,
92800 Puteaux                            Dublin 4, Ireland
Attn: Mr. Patrick Lucas and Mr. François Varagne        Attn: Pamela Thompson-Hall
(the "Company")                        ("WGH Plc")

Astorg Partners
68, rue du Faubourg Saint-Honoré
75008 Paris
Attn: Mr. Xavier Moreno
Paris, 22 April 2015.
STRICTLY CONFIDENTIAL
Dear Sirs,
Firm Offer to acquire all securities issued by GS & Cie Groupe (except those already held by Willis)
We refer to the amended and restated shareholders' agreement between inter alia the parties to this letter (the "Letter") with respect to GS & Cie Groupe dated 15 April 2013, as amended from time to time (the "GS & Cie Groupe Shareholders' Agreement"), pursuant to which certain matters relating to the governance and the securities of GS & Cie Groupe and its subsidiaries have been agreed and, in particular, pursuant to which its parties have agreed to grant us the Call Options.
Following the Pre-Notifications Due Diligence (as this term is defined in the GS & Cie Groupe Shareholders' Agreement) during which we and our advisers were given access to a number of documents and information of a financial, accounting, fiscal, legal and operational nature concerning the Group Companies, we have expressed our desire to accelerate the acquisition of all of the securities issued by GS & Cie Groupe (except those already held by us or our Affiliates), and to move its anticipated completion from 30 June 2016 to between 28 and 31 December 2015, so as (i) to consolidate the Group results no later than 1st January 2016 and (ii) to enable us by such acceleration to integrate swiftly the Group business within our group.
Considering the above, the parties to this Letter have agreed to accelerate the acquisition process and to amend the terms and conditions of the acquisition agreed in the GS & Cie Groupe Shareholders' Agreement and, accordingly, we, or any of our Affiliates we may substitute ourselves for the purposes of performing our obligations under the Letter and the SPA (the "Purchaser"), have agreed to purchase all the Transferred Securities against the payment of a Transfer Price as set out in the securities transfer agreement and under the other terms and conditions therein (including its schedules and exhibits) which is attached hereto as schedule 3, as amended - as the case may be - in accordance with the last two paragraphs of the article 1.1 of this letter (the "SPA").
Capitalized terms used in the Letter shall, unless otherwise defined herein, have the meaning ascribed to them in the SPA.
 _________________________________
1 For the sole purpose of guaranteeing that Willis Europe BV will execute its obligations to acquire the Transferred Securities and pay the Transfer Price under clause 7.2 of this Letter.

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1	ENTRY INTO FORCE OF THE SPA

1.1
Subject to the terms of this Letter, and in particular to its article 2, the Purchaser hereby acknowledges that the SPA shall automatically bind the Purchaser on the Execution Date, irrespective of whether or not the Purchaser countersigns the SPA pursuant to article 3.7 of this Letter.

Consequently, the Purchaser hereby irrevocably undertakes to purchase the Transferred Securities on the terms and conditions of the SPA, and more generally agrees to be bound by such terms and conditions, as from the Execution Date, and any reference in the SPA to "the date hereof" or "the date of this Agreement", or any similar expressions, shall be deemed to refer to the Execution Date.
The parties to this Letter undertake (i) to do their best efforts so that all Mancos Sellers execute the SPA and all Mancos Shares (less the Deferred Transferred Securities) are purchased by the Purchaser at Completion and (ii) to ensure, within the limits of their respective authority as shareholder, director or legal representative of the Group Companies, that any Mancos Sellers unable or unwilling to execute the SPA and to sell their Mancos Shares to the Purchaser are excluded from the relevant Manco in accordance with the provisions of its articles of association. In the event that DM1 Sellers or DM2 Sellers holding 5% or more of the shares of respectively DM1 or DM2 do not execute the SPA (a Manco concerned by such non-execution of the SPA being hereinafter referred to as a "Non-Eligible Manco"), the parties to this Letter agree that the securities transfer agreement attached hereto as schedule 3 shall be automatically amended so that the Shares and, as the case may be, Antidilution Warrants held by the Non-Eligible Manco(s) become Transferred Securities in lieu of the Mancos Shares issued by the Non-Eligible Manco(s) and the Non-Eligible Manco(s) become(s) a Direct Seller, it being agreed that such amendment shall not have any consequence on the Transfer Price or the other terms and conditions of this Letter and the SPA.
The Purchaser's irrevocable undertaking to purchase the Transferred Securities is conditional upon the Purchaser being able to acquire at the Completion Date 100% of the share capital and voting rights and 100% of the securities giving access immediately or in the future to the share capital and voting rights of the Company, directly and, as the case may be, by acquiring 100% of the share capital and voting rights and 100% of the securities giving access immediately or in the future to the share capital and voting rights of each of the Holdings, subject to (i) the securities of the Company already held by the Purchaser Group, (ii) the Deferred Transferred Securities which shall be transferred at the deferred transfer date pursuant to article 9.2.2 of the DM1 Shareholders Agreement and 9.2.2 of the DM2 Shareholders Agreement, (iii) the treasury securities issued and held by the Company itself, (iv) shares in DM1 and DM2 representing a maximum of 5% of their respective shares and (v) the following paragraph relating to the Shares and Subordinated Convertible Bonds held by FCPE GSA.
The parties to this Letter undertake to do their best efforts so that FCPE GSA executes the SPA and all its Shares and Subordinated Convertible Bonds are purchased by the Purchaser at Completion. In the event that FCPE GSA does not execute the SPA, the parties to this Letter agree that the securities transfer agreement attached hereto as schedule 3 shall be automatically amended so that the Shares and Subordinated Convertible Bonds held by FCPE GSA are excluded from the Transferred Securities and the Transfer Price

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is decreased by the amount of the portion of the Transfer Price which would have been paid to FCPE GSA otherwise, without any other consequence on the Transfer Price or the other terms and conditions of this Letter and the SPA.

1.2	For the purposes of this Letter:
"Execution Date" shall mean the date of execution of the SPA by the Sellers' Representative on behalf of all the Sellers, provided that such date shall arise no sooner than the Date of Completion of the Consultation Process.
"Expiry Date" shall mean:

•	30 September 2015; or

•
31 October 2015 if either the Purchaser or the Sellers' Representative elects to extend the Expiry Date to that date by written notice served to respectively the Sellers' Representative or the Purchaser prior to 30 September 2015; or

•	any other date mutually agreed in writing by the Purchaser and the Sellers' Representative.
"Date of Completion of the Consultation Process" shall mean the date of the opinion (avis), whether express or deemed given by expiry of the statutory period, of the competent Gras Savoye works council and if applicable the Hygiene, Safety and Work Conditions Committee (together the "Work's Council") on the Transaction in accordance with article 3.1 of this Letter.

1.3
For the avoidance of any doubt, the Purchaser hereby acknowledges that the Sellers shall not be bound by the SPA before the Execution Date, and shall have no obligation to execute the SPA before or after the Date of Completion of the Consultation Process unless the Notice is notified by the Sellers' Representative in accordance with article 3.6 of this Letter. Without prejudice to the above, the Sellers hereby confirm that the SPA reflects the terms of their final negotiations on the Transaction with the Purchaser.

2	EXPIRY DATE

2.1
The Purchaser shall be released from its obligations hereunder in the absence of execution of the SPA by or on behalf of the Sellers on 6 p.m. Paris time on the Expiry Date, without any liability attaching to the Purchaser in the absence of (i) breach or non-performance of its obligations and undertakings contained in this Letter and (ii) fraud.

2.2	The Shareholders' Agreements will remain in full force and effect until the Completion Date irrespective of whether or not the SPA is executed by the Expiry Date.

3	INFORMATION AND CONSULTATION OF THE WORK’S COUNCIL

3.1
The Company undertakes to inform and consult the Work’s Council of the contemplated Transaction in order to obtain its opinion (avis) on such sale in accordance with article L. 2323-19 of the French Labour Code.

3.2	Consequently, the Company undertakes to convene no later than 7 May 2015 the Work’s Council to a meeting in relation with the proposed Transaction.

3.3	The parties to this Letter will do their best efforts to obtain the delivery of the Work’s Council’s opinion on the Transaction as soon as possible.

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3.4
The Purchaser agrees to co-operate with the Company and to assist in good faith with the Work’s Council information and consultation procedure and, if the Company so requests, to participate in discussions or meetings with the Work's Council. The Purchaser shall use all reasonable endeavours to avoid any act reasonably likely to prejudice an expeditious outcome of the Work’s Council information and consultation procedure. The Purchaser will consider in good faith any issues and proposals in relation to the operations contemplated by the SPA that may be raised as part of such information and consultation procedure; however, the Purchaser's obligation will be limited to such consideration in good faith and the Purchaser shall not have the obligation to agree to any modification hereto or to the SPA.

3.5
The Company shall notify the Date of Completion of the Consultation Process to the Purchaser and the Sellers' Representative in accordance with article 9 of this Letter and clause 11 of the SPA within two (2) Business Days of the Date of Completion of the Consultation Process and shall provide the Purchaser with the relevant minutes of the Work's Council.

3.6
The Sellers' Representative shall be able to execute the SPA and notify the Execution Date to the Purchaser in accordance with article 9 of this Letter and clause 11 of the SPA within ten (10) Business Days of the notification of the Date of Completion of the Consultation Process by the Company (the "Notice").

Upon such Notice, the Sellers shall be bound to execute the SPA on the Execution Date.

3.7
Without prejudice to articles 1 and 2 of this Letter, the Purchaser irrevocably and unconditionally undertakes to sign the SPA at the latest ten (10) Business Days after the date of delivery of the Notice to the Purchaser.

4	INTERIM PERIOD UNTIL THE EXECUTION DATE

4.1
Between the date of signature of this Letter and the Execution Date, each Seller undertakes to comply with his/her/its obligations pursuant to the pre-closing covenants referred to in clause 5 and 8.5(iv) of the SPA.

4.2
As from the date of signature of this Letter, the Purchaser shall initiate the process to obtain the Antitrust Clearances and, to the extent legally possible, the Regulatory Clearances, and to complete and make effective the Transaction as soon as possible. In particular, the Purchaser shall, to the extent legally possible and provided that it has received all relevant information from the Company and the Sellers in order to do so:

(i)
as promptly as reasonably practicable and in any event prior to 31 May 2015 (provided that the Works' Council is convened for the purpose of the information and consultation process referred to in article 3 of this Letter beforehand and it being agreed that the Purchaser shall inform on 22 May 2015 the Seller’s Representative of the status of the pre-filings at that date), make at its own expense all pre-filings with the Authorities with respect to the Transaction with a view to obtain the Clearances, and

(ii)	more generally, to comply as from the date of this Letter with the provisions of clause 4.2 of the SPA, as such provisions are completed by this Letter.

4.3
The Sellers acknowledge that the above-mentioned filings will require the cooperation and supply of information by the Group Companies, agree to co-operate and to make their best efforts to cause the relevant Group Companies to co-operate with the Purchaser, upon its reasonable request, in providing promptly to the Purchaser and its advisers such assistance as may be reasonably necessary and requested in order for the Purchaser to make the Antitrust pre-filings and prepare the Antitrust and Regulatory filings.

5

4.4
As from the date of signature of this Letter, the Company, the Purchaser and the Sellers' Representative shall initiate the process to obtain by the Execution Date the waiver of the change of control clause which shall be triggered by the execution of the SPA and the Addendum n°1 to the GS & Cie Groupe Shareholders' Agreement under the Senior Facilities Documents.

5	COSTS
All fees and expenses incurred in connection with this Letter and the Transaction shall be paid by the party incurring such fees or expenses.

6	CONFIDENTIALITY

6.1
Unless expressly agreed otherwise between the Purchaser and the Sellers' Representative and until Completion, each party to this Letter shall, and shall procure that it and its Affiliates shall, keep confidential all information provided to it by or on behalf of any party hereto or otherwise obtained by or in connection with (a) the Transaction, this Letter or the SPA or (b) any party hereto or Group Company.

6.2	Nothing in this article prevents any announcement being made or any confidential information being disclosed:

(i)	to the extent expressly requested by the Work’s Council or any expert appointed by the Works' Council; or

(ii)	by a party to this Letter to its Affiliates, advisors or counsels; or

(iii)	with the written approval of the Purchaser and the Sellers' Representative; or

(iv)
to the extent required by law or any competent regulatory body, provided that a party to this Letter required to disclose any confidential information shall promptly notify the other parties, where practicable and lawful to do so, before disclosure occurs and co-operate with the other parties regarding the timing and content of such disclosure or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.

6.3
Any other external communication in relation to this Letter, the SPA or the Transaction shall be agreed between the Sellers' Representative and the Purchaser, it being agreed that the Purchaser and the Sellers' Representative will discuss in good faith the contents of a press release to be made by Astorg Partners on the date of signature of the SPA which will make reference to Astorg Partners' multiple in respect of the Transaction.

6.4
The Sellers acknowledge that, on signature of this Letter, WGH Plc, as a listed company, will be required to issue an ad-hoc disclosure ("8K") and will be required to make reference to the Transaction in its financial announcements and other legal and regulatory disclosures. Further, this Letter and its attachments in whole or in part may have to be disclosed publicly. The Sellers hereby confirm that WGH Plc is allowed to make such disclosures and will cooperate in this respect on request from WGH Plc to allow it comply with such obligations.

7	REMEDY

7.1
The Purchaser acknowledges that the failure to comply with its undertakings to purchase the Transferred Securities with respect to this Letter (including its withdrawal) may not be sufficiently punished by the attribution of damages and would justify its enforcement (exécution forcée) if the Sellers' Representative so requires.

6

The Purchaser hereby waives the benefit of the provisions of article 1142 of the French Civil Code. The Sellers' Representative shall have the option to demand specific performance of the Purchaser’s undertaking to buy: it may apply to the President of the Commercial Court of Paris, acting in summary proceedings upon petition for the purpose of the fulfilment of the Purchaser’s undertaking to buy and therefore the completion of the relevant sale, subject to the fulfilment of the conditions in the SPA. In these circumstances, the Purchaser shall be responsible for all the reasonable costs and expenses incurred by the Sellers relating to this specific performance.

7.2	WGH Plc irrevocably guarantees all our obligations to acquire the Transferred Securities and pay the Transfer Price.

8	SELLERS' REPRESENTATIVE
The Sellers hereby irrevocably appoint as from the date hereof Astorg Partners (the "Sellers' Representative") as their agent for the purpose of this Letter, in particular in order to execute the SPA and send the Notice in accordance with article 3.6 of this Letter.
Clauses 14.1 and 14.2 of the SPA shall apply mutatis mutandis to Astorg Partners as Sellers' Representative under this Letter.

9	NOTICE
Clause 11 (Notifications - Communication) of the SPA shall apply mutatis mutandis to this Letter.

10	GOVERNING LAW
Clause 15.5 (Applicable law and jurisdiction) of the SPA shall apply mutatis mutandis to this Letter.

The signatories hereby expressly accept to limit the number of original copies of this Letter to eleven (11), it being specified that the signatories who do not receive one of the original copies expressly waive the benefit of the provisions of article 1325 of the French Civil Code (Code civil).
The original copies will be kept as follows:

(i)	one (1) original copy for FPCI Astorg IV and Financière Muscaris IV (this original copy being kept by Astorg Partners);

(ii)	one (1) original copy for the Lucas Parties (this original copy being kept by Mr. Patrick Lucas);

(iii)	one (1) original copy for the Gras Parties (this original copy being kept by Mr. Emmanuel Gras);

(iv)	one (1) original copy for Maera (this original copy being kept by Maera);

(v)	one (1) original copy for Simon Minco EURL (this original copy being kept by Simon Minco EURL);

(vi)	one (1) original copy for PRPHI EURL (this original copy being kept by PRPHI EURL);

(vii)	one (1) original copy for Dream Management 1 (this original copy being kept by Dream Management 1);

(viii)	one (1) original copy for Dream Management 2 (this original copy being kept by Dream Management 2);

(ix)	one (1) original copy for Dream Management 3 (this original copy being kept by Dream Management 3);

7

(x)	one (1) original copy for the Purchaser and WGH Plc (this original copy being kept by Willis Europe BV); and

(xi)	one (1) original copy for the Company (the original being kept by the Company)

/s/ Timothy Wright Willis Europe BV By: Timothy Wright

8

Accepted on 22 April 2015 by:

/s/ Benoît Ficheur FPCI Astorg IV Financière Muscaris IV By: Astorg Partners Itself by: Mr. Benoît Ficheur
/s/ Patrick Lucas Lucas Parties [2] By: Mr. Patrick Lucas	/s/ Hervé d'Halluin Gras Parties[2] By: Mr. Hervé d'Halluin
/s/ Patrick Lambert Maera[2] By: Mr. Patrick Lambert	/s/ Pierre Simon Simon Minco EURL[2] By: Mr. Pierre Simon
/s/ Philippe Rouault PRPHI EURL[2] By: Mr. Philippe Rouault
/s/ François Varagne Dream Management 1[2] By: Mr. François Varagne	/s/ François Varagne Dream Management 2[2] By: Mr. François Varagne
/s/ François Varagne Dream Management 3[2] By: Mr. François Varagne
 _________________________________
2 Please add the following words in handwriting « valid appointment of Astorg Partners as Sellers' Representative »

9

In the presence of: /s/ François Varagne GS & Cie Groupe By: Mr. François Varagne	/s/ Timothy Wright Willis Group Holdings Plc By: Timothy Wright
/s/ Benoît Ficheur Astorg Partners[3] By: Mr. Benoît Ficheur

 _________________________________
3 Please add the following words in handwriting « valid acceptation to act as Sellers' Representative »

10

SCHEDULE 3
SPA

11

Below is a list of omitted schedules from the form of Securities Transfer Agreement, dated April 22, 2015, by and among Willis Europe BV, the Sellers, and the other parties listed on the signature pages thereto. The Company agrees to furnish supplementally a copy of any of these omitted schedules to the SEC upon request.

Schedule P1	List of Financière Muscaris IV Sellers
Schedule P2	List of DM1 Sellers
Schedule P3	List of DM2 Sellers
Schedule P4	List of DM3 Sellers
Schedule P5	List of Lucas Vendor Bonds Holders
Schedule P6	List of Gras Vendor Bonds Holders
Schedule (A)	Allocation of the securities giving access immediately or in the future to the share capital of the Company
Schedule (A)(iii)	Allocation of the securities giving access immediately or in the future to the share capital of Financière Muscaris IV
Schedule (A)(iv)	Allocation of the securities giving access immediately or in the future to the share capital of the Mancos
Schedule (B)	Group Companies' chart
Schedule 1.1(a)	Permitted Leakage
Schedule 3.1.1	Amount and allocation of the Transfer Price by type of Transferred Securities and by Seller
Schedule 5.1.2	Exceptions to the restrictions to the conduct of business
Schedule 5.1.3	Managers' shares to be transferred to Group Companies prior to Completion
Schedule 6.5(a)(i)	Reiteration act relating to the Transferred Securities issued by the Company
Schedule 6.5(b)(i)	Reiteration act relating to the Transferred Securities issued by Financière Muscaris IV
Schedule 6.5(b)(ii)	Financière Muscaris IV Sellers escrow agreement
Schedule 6.5(c)(i)	Reiteration act relating to the Transferred Securities issued by DM1
Schedule 6.5(d)(i)	Reiteration act relating to the Transferred Securities issued by DM2
Schedule 6.5(e)(i)	Reiteration act relating to the Transferred Securities issued by DM3
Schedule 6.5(f)(ii)	List of resigning persons

SECURITIES TRANSFER AGREEMENT

GS & Cie Groupe

Dated 22 April 2015

BETWEEN:
(1)    THE SELLERS, as defined below
(2)    WILLIS EUROPE BV, as the PURCHASER

IN THE PRESENCE OF:
(3)    THE LUCAS VENDOR BONDS HOLDERS, as defined below
(4)    THE GRAS VENDOR BONDS HOLDERS, as defined below
(5)    WILLIS NETHERLANDS HOLDINGS BV
(6)    GS & CIE GROUPE SAS
(7)    FINANCIERE MUSCARIS IV SAS
(8)    DREAM MANAGEMENT 1 SAS
(9)    DREAM MANAGEMENT 2 SA
(10)    DREAM MANAGEMENT 3 SAS
(11)    GRAS SAVOYE SAS
(12)    GRAS SAVOYE EURO FINANCE SA
(13)    WILLIS GROUP HOLDINGS PLC

TABLE OF CONTENTS

1.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION 8

2.	SALE AND PURCHASE OF THE TRANSFERRED SECURITIES 15

3.	TRANSFER PRICE 15

4.	CONDITION PRECEDENT 17

5.	PRE-COMPLETION MATTERS 19

6.	COMPLETION 20

7.	REPRESENTATIONS OF THE SELLERS 25

8.	REPRESENTATIONS OF THE PURCHASER 28

9.	DISCHARGE 30

10.	POST COMPLETION AGREEMENTS 30

11.	NOTIFICATIONS - COMMUNICATION 31

12.	COSTS AND EXPENSES 33

13.	TERMINATION 33

14.	SELLERS' REPRESENTATIVE 33

15.	MISCELLANEOUS 34

THIS AGREEMENT IS ENTERED INTO BETWEEN:

1.
FPCI ASTORG IV, a French fonds professionnel de capital investissement, represented by its management company Astorg Partners, a company (société par actions simplifiée) organized under the Laws of France, having a share capital of €675,000 and its registered office at 68, rue du Faubourg Saint-Honoré, 75008 Paris, France, registered with the French Registry of Commerce and Companies under number 419 838 545 RCS Paris, duly represented for the purposes hereof,

2.
LUCASLUX, a company (société à responsabilité limitée) organized under the Laws of Luxembourg, having a share capital of €60,617,653 and its registered office at 145, rue du Kiem, L-8030 Strassen, Luxembourg, registered with the Registry of Commerce and Companies of Luxembourg under number B 149 762, duly represented for the purposes hereof,

3.
Financière Natelpau, a company (société anonyme) organized under the Laws of Luxembourg, having a share capital of €24,027,000 and its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, Luxembourg, registered with the Registry of Commerce and Companies of Luxembourg under number B 148 397, duly represented for the purposes hereof;

4.
Maera, a company (société anonyme) organized under the Laws of Luxembourg, having a share capital of €4,606,093 and its registered office at au 63-65 rue de Merl, L-2146 Luxembourg, Luxembourg, registered with the Registry of Commerce and Companies of Luxembourg under number 132 353, duly represented for the purposes hereof,

5.
Simon Minco EURL, a company (enterprise unipersonnelle à responsabilité limitée) organized under the Laws of France, having a share capital of €2,756,115 and its registered office at 6bis, rue Jean Nicolas Collignon, 57000 Metz, France, registered with the French Registry of Commerce and Companies under number 518 569 843 RCS Metz, duly represented for the purposes hereof,

6.
PRPHI EURL, a company (entreprise unipersonnelle à responsabilité limitée) organized under the Laws of France, having a share capital of €2,734,110 and its registered office at 11, Chemin du Zornic, 56260 Larmor-Plage, France registered with the French Registry of Commerce and Companies under number 493 791 701 RCS Lorient, duly represented for the purposes hereof,

7.
FCPE GRAS SAVOYE ACTIONNARIAT, fonds commun de placement d'entreprise organized under the Laws of France and regulated by the provisions of article L. 214-40 of the Code Monétaire et Financier, authorized by the Autorité des Marchés Financiers under number n°FCE 20100136 ("FCPE GSA"), represented by its management company SOCIETE GENERALE GESTION "S2G", a company organized under the Laws of France, with a share capital of €567,034,094, having its registered office 90, boulevard Pasteur, 75015 Paris, registered with the French Registry of Commerce and Companies under number 491 910 691 RCS Paris, itself duly represented for the purposes hereof, the entities listed from 1. to 7., acting severally and not jointly (conjointement et non solidairement), being hereinafter together referred to as the "Direct Sellers" and individually as a "Direct Seller",

8.	The Persons whose names are set out in schedule P1, duly represented for the purposes hereto (the "Financière Muscaris IV Sellers"),

9.	The Persons whose names are set out in schedule P2, duly represented for the purposes hereto (the "DM1 Sellers"),

10.	The Persons whose names are set out in schedule P3, duly represented for the purposes hereto (the "DM2 Sellers") and

11.	The Persons whose names are set out in schedule P4, duly represented for the purposes hereto (the "DM3 Sellers" and, together with the DM1 Sellers and the DM2 Sellers, the "Mancos Sellers"),
the entities listed from 8. to 11., acting severally and not jointly (conjointement et non solidairement), being hereinafter together referred to as the "Indirect Sellers" and individually as a "Indirect Seller", the Direct Sellers and the Indirect Sellers, acting severally and not jointly (conjointement et non solidairement), being together referred to as the "Sellers" and individually as a "Seller",
ON THE FIRST PART,
AND

12.
Willis Europe BV, a limited company (Besloten Vennootschap) incorporated in the Netherlands with Commercial Register No. 24.135.835, and registered as a foreign company in England & Wales with company number FC024627 at 51 Lime Street, London EC3M 7DQ, United Kingdom, duly represented for the purposes hereof (the "Purchaser" or "Willis Europe BV"), it being specified that the Purchaser may substitute an Affiliate as per clause 8.6 of the Agreement,
ON THE SECOND PART,
the Sellers and the Purchaser being hereinafter individually referred to as a "Party" and collectively as the "Parties",
IN THE PRESENCE OF:

13.	The Persons whose names are set out in schedule P5, duly represented for the purposes hereto (the "Lucas Vendor Bonds Holders"),

14.	The Persons whose names are set out in schedule P6, duly represented for the purposes hereto (the "Gras Vendor Bonds Holders"),

15.
WILLIS NETHERLANDS HOLDINGS BV, a limited company (Besloten Vennootschap) organized under the Laws of Netherlands, Hoogoorddreef 60, 1101 BE Amsterdam Zuidoost, the Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce under number 34367289, duly represented for the purposes hereof ("Willis Netherlands Holdings" and, together with the Lucas Vendor Bonds Holders and the Gras Vendor Bonds Holders, the "Vendor Bonds Holders"),

16.
GS & CIE GROUPE, a company (société par actions simplifiée) organized under the Laws of France, having a share capital of €121.288.808 and its registered office at 33-34, quai de Dion Bouton, 92800 Puteaux, France, registered with the French Registry of Commerce and Companies under number 515 061 141 RCS Nanterre, duly represented for the purposes hereof (the "Company"),

17.
FINANCIERE MUSCARIS IV, a company (société par actions simplifiée) organized under the Laws of France, having a share capital of €988,000 and its registered office at 68, rue du Faubourg Saint-Honoré, 75008 Paris, France, registered with the French Registry of Commerce and Companies under number 501 614 523 RCS Paris, duly represented for the purposes hereof ("Financière Muscaris IV"),

18.
DREAM MANAGEMENT 1, a company (société par actions simplifiée) organized under the Laws of France, with a share capital of €5,600,001, having its registered office at 48, rue Jacques Dulud, 92200 Neuilly-sur-Seine, France, registered with the French Registry of Commerce and Companies under number 518 454 152 RCS Nanterre, duly represented for the purposes hereof ("DM 1"),

19.
DREAM MANAGEMENT 2, a company (société anonyme) organized under the Laws of France, with a share capital of €4,700,001, having its registered office at 48, rue Jacques Dulud, 92200 Neuilly-sur-Seine, France, registered with the French Registry of Commerce and Companies under number 518 556 212 RCS Nanterre, duly represented for the purposes hereof ("DM2"),

20.
DREAM MANAGEMENT 3, a company (société par actions simplifiée) organized under the Laws of France, with a share capital of €2.603.078, having its registered office at 48, rue Jacques Dulud, 92200 Neuilly-sur-Seine, France, registered with the French Registry of Commerce and Companies under number 518 454 152 RCS Nanterre, duly represented for the purposes hereof ("DM3" and, together with DM1 and DM2, the "Mancos"),

21.
GRAS SAVOYE, a company (société par actions simplifiée) organized under the Laws of France with a share capital of €1,462,600, having its registered office at 33-34, quai de Dion Bouton, 92800 Puteaux, France, registered with the French Registry of Commerce and Companies under number 311 248 637 RCS Nanterre, duly represented for the purposes hereof ("Gras Savoye SAS"),

22.
GRAS SAVOYE EURO FINANCE, a company (société anonyme), organized under the Laws of Belgium, having its registered office at 4020 Liège 2, Quai des Vennes, 18-20, Belgium, registered under number 0403.276.015, duly represented for the purposes hereof ("Gras Savoye Euro Finance"), and

23.
WILLIS GROUP HOLDINGS PLC, a public limited company organized under the Laws of Ireland, having its registered office at Grand Mill Quay, Barrow Street, Dublin 4, Ireland, registered with the Ireland Companies Registry under number 475616, duly represented for the purposes hereof ("WGH Plc"), entering into this Agreement for the sole purpose of guaranteeing that Willis Europe BV will execute its obligations to acquire the Transferred Securities and pay the Transfer Price under its clause 8.7.

RECITALS:

(A)	On the date hereof:

(i)	the Direct Sellers, Financière Muscaris IV, the Mancos, Willis Europe BV, Willis Netherlands Holdings BV and the Company own together the following securities issued by the Company:

(a)	121,288,808 shares with a par value of one (1) euro each, of which:

•	36,249,674 preferred shares of category 1A (the "Class 1A Shares"),

•	36,249,674 preferred shares of category 1B (the "Class 1B Shares"),

•	24,242,993 preferred shares of category 1C (the "Class 1C Shares"),

•	12,006,681 preferred shares of category 1D (the "Class 1D Shares"),

•
10,541,806 preferred shares of category 2A (the "Class 2A Shares"), of which (a) 8,695,652 Class 2A Shares with attached warrants issued on 17 December 2009 (the "2009 ABSA") and (b) 1,846,154 Class 2A Shares with attached warrants issued on 26 December 2013 (the "2013 ABSA" and, together with the 2009 ABSA, the "ABSA"),

•	877,980 preferred shares of category 2B (the "Class 2B Shares") and

•	1,120,000 preferred shares of category 3 (the "Class 3 Shares")
(the Class 1A Shares, the Class 1B Shares, the Class 1C Shares, the Class 1D Shares, the ABSA, the Class 2B Shares, the Class 3 Shares being hereafter referred to as the "Shares", such term being deemed to include the shares which will result from the conversion of the Subordinated Convertible Bonds on the Completion Date),

(b)	2 antidilution warrants (the "Antidilution Warrants"), and

(c)	166,008,603 subordinated convertible bonds with a par value of one (1) euro each (the "Subordinated Convertible Bonds"), and

(ii)	the Vendor Bonds Holders own together 65,000,000 convertible bonds with a par value of one (1) euro each issued by the Company (the "Vendors Bonds"), it being understood that:

•	the Shares represent 100% of the share capital of the Company;

•
the Shares, the Antidilution Warrants, the Vendor Bonds and the Subordinated Convertible Bonds represent 100% of the securities ("valeurs mobilières") issued by the Company and giving access immediately or in the future to the share capital and voting rights of the Company; and

•	the Shares, the Antidilution Warrants, the Vendor Bonds and the Subordinated Convertible Bonds are allocated among the Sellers at the date hereof as set out in schedule (A);

(iii)
the Financière Muscaris IV Sellers own together 988,000 shares issued by Financière Muscaris IV (the "Financière Muscaris IV Shares"), which represent 100% of the share capital and other securities ("valeurs mobilières") issued by Financière Muscaris IV and giving access immediately or in the future to its share capital and voting rights, in accordance with the allocation set out in schedule (A)(iii);

(iv)
the Mancos Sellers own together 5,600,001 shares issued by DM1 (the "DM1 Shares"), 4,700,001 shares issued by DM2 (the "DM2 Shares") and 2,603,077 shares issued by DM3 (the "DM3 Shares" and, together with DM1 Shares and DM2 Shares, the "Mancos Shares") which represent 100% of the share capital and other securities respectively issued by DM1, DM2 and DM3 and giving access immediately or in the future to their share capital and voting rights, in accordance with the allocation set out in schedule (A)(iv); and

(v)	the Company holds 74,600 class 2B shares in treasury.

(B)
On the date hereof, the Company owns directly and/or indirectly shareholdings in subsidiaries, as set out in the chart attached in schedule (B) (the "Subsidiaries" and, together with the Company, the "Group Companies" and individually as a "Group Company").

(C)
The Direct Sellers (other than FCPE GSA), the Vendor Bonds Holders, the Company, Financière Muscaris IV, the Mancos, WGH Plc, Gras Savoye SAS and Gras Savoye Eurofinance are parties to an amended and restated shareholders' agreement with respect to GS & Cie Groupe dated 15 April 2013, as amended from time to time (the "GS & Cie Groupe Shareholders' Agreement"), pursuant to which certain matters relating to the governance and the securities of the Company and the Group Companies have been agreed. In particular, the parties to the GS & Cie Groupe Shareholders' Agreement have agreed to grant Willis the Call Options, for which Willis Europe BV has notified the Confirming Notifications on 22 April 2015 after the conduct of the Pre-Notifications Due Diligence (as those terms are defined in the GS & Cie Groupe Shareholders' Agreement).

(D)
In the context of the Pre-Notifications Due Diligence, Willis (as this term is defined in the GS & Cie Groupe Shareholders' Agreement) and its advisers were given access to a number of documents and information of a financial, accounting, fiscal, legal and operational nature concerning the Group Companies (the "Disclosed Information").

(E)
Willis has thereafter expressed its desire to accelerate its acquisition, whether directly or indirectly, of all of the securities, and to move its anticipated completion from June 2016 to December 2015, so as (i) to consolidate the Group results no later than 1st January 2016 and (ii) to enable Willis by such acceleration to integrate swiftly the Group business within its group. The other parties to the GS & Cie Groupe Shareholders' Agreement have agreed in principle to such acceleration.

(F)
Considering the above, the Parties have agreed to accelerate the acquisition process and to amend the terms and conditions of the acquisition agreed in the GS & Cie Groupe Shareholders' Agreement and, accordingly, the Purchaser has agreed to purchase, and the Sellers have together agreed to transfer the Transferred Securities (as defined below), subject to, and in accordance with, the terms and conditions of this securities transfer agreement including its recitals and its schedules (the "Agreement").

(G)	In this regard, the Parties also acknowledge that, prior to the execution of the Agreement:

(i)
each employee of the Company has waived his right to make an offer to purchase the securities giving access to the majority of the share capital of the Company pursuant to articles L. 23-10-2 et seq. of the French Commercial Code;

(ii)
the Gras Savoye works council ("comité central commun de l'unité économique et sociale Gras Savoye") has been convened and [gave/was deemed to have given] an opinion on the contemplated transaction on [•] 2015;

(iii)	the supervisory board ("conseil de surveillance") of FCPE GSA authorized the transfer of its Transferred Securities to the Purchaser on [•] 2015; and

(iv)	the change of control clause provided in the Senior Facilities Documents (as defined below) and triggered by the execution of the Agreement has been waived pursuant to a waiver letter dated [•] 2015.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1	Certain definitions
In addition to terms elsewhere defined in the Agreement, the following words and expressions shall have the following meanings, it being specified that definitions used in the Agreement shall apply equally to both the singular and plural forms of the terms defined:

"Accounts Date"	means 22 April 2015;

"Affiliate"
of a given body means any Entity and any individual who, directly or indirectly through one or several Entities, controls or is controlled by such given body, or is controlled, directly or indirectly, through one or several Entities, by a body which controls this given body, directly or indirectly through one or several Entities. For the purpose of this definition, the term "control" (or the verb "to control") means (i) the control as defined by paragraphs I and II of article L. 233-3 of the French commercial code, (ii) in relation to an Entity, the power to manage or run a body, or to appoint the management and administrative bodies, or to appoint the majority of members of the latter, by voting rights, contractual or by holding more than half of the share capital or voting rights of this legal Entity, and (iii) in relation to an Entity that is controlled by an individual, the continued holding by this individual of more than half of the share capital or voting rights of this legal Entity;

"Antitrust Authority"	means the Polish, Nigerian and Kenyan antitrust authorities whose approval is required by applicable law in order to complete the Transaction;
"Antitrust Clearance"
means the express or implied (in particular through expiration of applicable mandatory waiting period) approval, consent, waiver, licence, order, permit, ruling, authorization or clearance of the Transaction from all Antitrust Authorities whose approval is required for the transfer of ownership of the Transferred Securities to the Purchaser and if the absence of such approval, consent, waiver, licence, order, permit, ruling, authorization or clearance would render the transfer of the Transferred Securities invalid; for the avoidance of doubt, the Antitrust Clearance shall be deemed obtained if the Group Companies or the businesses for which the Antitrust Clearance is required are excluded from the perimeter of the Group;

"Bankruptcy"
means any proceeding provided under Book VI of the French Commercial Code (Livre VI du Code de commerce) or, in other jurisdictions, any similar safeguard, bankruptcy or insolvency proceeding or proceeding for the prevention or resolution of business difficulties;

"Business Day"	means a day not being a Saturday on which banks are open for general banking business in France and the United Kingdom;
"Cash"	means, as at the Completion Date, the aggregate amount of: (i) cash at bank; (ii) cash equivalent instruments; and (iii) marketable securities at market value;
"Completion"	means the completion of the Transaction in accordance with the terms of the Agreement;
"Completion Date"	means the date of the Completion;
"Deferred Transferred Securities"
means the portion of the DM1 Shares and the DM2 Shares which shall not be transferred on the Completion Date by the DM1 Sellers and the DM2 Sellers in accordance with article 9.2.2(ii) of the DM1 Shareholders' Agreement and article 9.2.2(ii) of the DM2 Shareholders' Agreement;

"DM1 Shareholders' Agreement"	means the securities holders' agreement relating to DM1 entitled "Pacte d'associés Dream Management 1" dated 17 December 2009 and as amended from time to time;

"DM2 Shareholders' Agreement"	means the securities holders' agreement relating to DM2 entitled "Pacte d'associés Dream Management 2" dated 30 September 2010 and as amended from time to time;
"DM3 Shareholders' Agreement"	means the securities holders' agreement relating to DM3 entitled "Pacte d'associés Dream Management 3" dated 20 December 2013 and as amended from time to time;
"Entity"
means any company ("société"), partnership (limited or general), joint venture, trust, association, economic interest group ("groupement d'intérêt économique") or other organization, enterprise or entity, whether or not vested with the attributes of a legal person ("personnalité morale");

"Holdings"	means Financière Muscaris IV and the Mancos;
"Leakage"
means any of the following which occurs after the Accounts Date and before Completion:
(a) any payment of principal of, or interest on, any loan (loan note or other security) or any dividend, interim dividend or distribution (whether in cash or in kind) decided or any repurchase, redemption or return of share capital, loan capital and other securities (issued, redeemed or repaid), premium or interest, in each case by the Group to any of the Sellers or any of their Affiliates;
(b) any payments (including management fees, consulting fees, monitoring fees, officers' fees, licence fees or royalties, etc.) made to, or on behalf of, or any assets, benefits or rights transferred or surrendered to, or liabilities (actual or contingent) assumed (whether by guarantee or otherwise), indemnified or incurred for the benefit of, or indemnification given to, any of the Sellers or any of their Affiliates by the Group;
(c) the forgiveness or waiver (whether conditional or not) by the Group of any amount owed to the Group by, or of any claims (or parts thereof) or rights of the Group against, any of the Sellers or any of their Affiliates;
(d) the creation of any Third Party Rights over any assets or rights of the Group for the benefit of any of the Sellers or any of their Affiliates;
(e) any of the Group entering into any agreement, arrangement or commitment to do any of the foregoing; and
(f) any tax or fees due by the relevant Holding or the Company in relation to the above, but does not include any Permitted Leakage;

"Long Stop Date"	means 31 December 2015 or any other date set pursuant to clause 13.1.2 of the Agreement;
"Net Debt"	means the net debt of an Entity as at the considered date of completion of the transfer of its securities calculated as Total Debt minus Cash;

"Organizational Documents"
shall mean when used with respect to (i) any company ("société") or other incorporated entity, the memorandum and articles of association ("statuts"), charter or similar constitutive document of such company or other incorporated entity, as filed with the relevant commercial registry, company registrar or other governmental authority, as the same may be amended, supplemented or otherwise modified from time to time, and (ii) any partnership or other unincorporated entity, its certificate of formation, partnership agreement and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

"Permitted Leakage"
means:
(a) any matter undertaken at the written request of the Purchaser or with its written consent after the date of this Agreement;
(b) any payment of wages, bonuses, severance pays or other amounts due to the Sellers being employees, officers, directors and/or service providers of the Group in the ordinary course of business and consistent with past practices or pursuant to agreements entered into prior to this Agreement in compliance with the GS & Cie Shareholder’s Agreement;
(c) any payment made to a Manco Seller as a result of the exercise of the option to transfer its Manco Shares in case of cessation of his functions in the Group in accordance with the Shareholders’ Agreements applicable to him;
(d) [any matter set-out, for the corresponding amounts, in Schedule 1.1(a) - Note KWM: not applicable at this stage]; and
(e) the payment by the Group of any tax in connection with any of the matters referred to above.

"Purchaser's Group"	means the Purchaser and its Affiliates;
"Regulatory Authority"
means the Luxembourg, Romanian, Serbian, Liberian, Mauritian, Moroccan and Togolese authorities whose approval is required by applicable law to complete the Transaction and to authorize the Group Company regulated by such authority to continue carrying out its insurance brokerage business after the Completion;

"Regulatory Clearance"
means the express or implied (in particular through expiration of applicable mandatory waiting period) approval, consent, waiver, licence, order, permit, ruling, authorization or clearance of the Transaction from all Regulatory Authorities whose approval is required to complete the Transaction and to authorize the Group Companies regulated by the Regulatory Authorities to continue carrying out their insurance brokerage business after the Completion; for the avoidance of doubt, the Regulatory Clearance shall be deemed obtained if the Group Companies or the businesses for which the Regulatory Clearance is required are excluded from the perimeter of the Group;

"Sellers' Connected Persons"	shall mean the directors, officers, employees, agents, representatives or advisers of the Sellers;

"Senior Facilities Documents"
means the €50,000,000 senior facilities agreement named "50.000.000€ Convention de Crédits" entered into on 15 February 2013 between Gras Savoye SAS, as borrower, and Caisse Régionale de Crédit Agricole Mutuel de Nord de France and Caisse Régionale de Crédit Agricole Mutuel de Paris et d'Ile-de-France, as lenders, as amended from time to time, as well as any financing arrangements taken in accordance with this senior facilities agreement as those arrangements are defined under the term Documents de Financement Prioritaires under this senior facilities agreement;

"Senior Indebtedness"
means the amount (in principal, capitalized and accrued interest and any other sum) to be repaid at Completion Date to the lenders (including the hedging lenders, as the case may be) under the Senior Facilities Documents;

"Shareholders' Agreements"	means the GS & Cie Groupe Shareholders' Agreement, the DM1 Shareholders' agreement, the DM2 Shareholders' Agreement and the DM3 Shareholders' Agreement ;
"Subordinated Convertible Bonds Interest"	means the amount of the capitalized and accrued interest of the Subordinated Convertible Bonds at Completion Date under their respective subscription agreements;
"Third Party"	means any person, whether an individual or an Entity, that is not a Party to the Agreement and excluding any Group Company;
"Third Party Rights"
means any lien, charge or pledge, contractual or judicial mortgage, endorsement or guarantee, or any other encumbrance, security interest or surety, right of retention, ownership right (démembrement), or similar third party right given by way of preferential right over any asset (including in the case of securities, any option, right of first refusal, pre-emption right, or restriction on voting, receipt of income or exercise of any other attributes of ownership);

"Total Debt"
means the aggregate amount, whether on or off balance sheet, of the outstanding principal, capital or nominal amount of:
(i) any moneys borrowed and any amount raised under any acceptance credit facility; and
(ii) any amount raised pursuant to any issue of bonds, notes, debentures, loan stock, shareholder loans or any similar instrument; and
(iii) the capitalized value of any liability in respect of any lease or hire purchase contract which would be treated as a finance or capital lease; and
(iv) any amount of any liability under an advance or deferred purchase agreement; and
(v) any amount raised under any other transaction having the commercial effect of a borrowing; and
(vi) any mark-to-market (added if negative or deducted if positive) for derivative instruments, forex/currencies hedging(s); and
(vii) any provision that is considered to trigger a cash outflow post completion of the Transaction; and
(viii) any other item economically considered as financial debt or liability, such item being taken at market value;

"Transferred Securities"
means:
(i) the Shares (including, for the avoidance of doubt, the shares resulting from the conversion of the Subordinated Convertible Bonds) and the Antidilution Warrants (excluding, for the avoidance of doubt, the Shares and the Antidilution Warrants held by Financière Muscaris IV, the Mancos, Willis Europe BV and Willis Netherlands Holdings, as well as the case may be the Purchaser);
(ii) the Financière Muscaris IV Shares; and
(iii) the Mancos Shares (including, for the avoidance of doubt, the Deferred Transferred Securities);

"Vendor Bonds Indebtedness"	means the amount (in principal, capitalized and accrued interest and any other sum) due to the Vendor Bonds holders as at the Completion Date; and
"Willis"	has the meaning ascribed to it in the GS & Cie Groupe Shareholders' Agreement.

1.2	Other definitions
Each of the following additional terms has the meaning assigned thereto in the paragraph or clause indicated below opposite such term:

"2009 ABSA"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"2013 ABSA"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"ABSA"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"Agreement"	has the meaning ascribed to it in paragraph (F) of the recitals;
"Antidilution Warrants"	has the meaning ascribed to it in paragraph (A)(i)(b) of the recitals;
"Authorities"	has the meaning ascribed to it in clause 4.2.2 of the Agreement;
"Class 1A Shares"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"Class 1B Shares"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"Class 1C Shares"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"Class 1D Shares"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"Class 2A Shares"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"Class 2B Shares"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"Class 3 Shares"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"Clearances"	has the meaning ascribed to it in clause 4.1 of the Agreement;
"Completion Notice"	has the meaning ascribed to it in clause 3.1.2 of the Agreement;
"Condition Precedent"	has the meaning ascribed to it in clause 4.1 of the Agreement;
"Confidentiality Undertaking"	has the meaning ascribed to it in clause 5.3.2 of the Agreement;
"Disclosed Information"	has the meaning ascribed to it in paragraph (D) of the recitals;
"DM1 Shares"	has the meaning ascribed to it in paragraph (A)(iv) of the recitals;
"DM2 Shares"	has the meaning ascribed to it in paragraph (A)(iv) of the recitals;
"DM3 Shares"	has the meaning ascribed to it in paragraph (A)(iv) of the recitals;
"Estimated Holdings Net Debt"	has the meaning ascribed to it in clause 3.1.2(v) of the Agreement;
"Financière Muscaris IV Shares"	has the meaning ascribed to it in paragraph (A)(iii) of the recitals;
"GS & Cie Groupe Shareholders' Agreement"	has the meaning ascribed to it in paragraph (C) of the recitals;
"Group Companies"	has the meaning ascribed to it in paragraph (B) of the recitals;
"Leakage Claim"	has the meaning ascribed to it in clause 5.2.3 of the Agreement;
"Mancos Shares"	has the meaning ascribed to it in paragraph (A)(iv) of the recitals;
"Newco"	has the meaning ascribed to it in clause 2.1 of the Agreement;
"Sellers' Expenses"	has the meaning ascribed to it in clause 14.2 of the Agreement;
"Sellers' Representative"	has the meaning ascribed to it in clause 14.1 of the Agreement;
"Senior Lenders Certificate"	has the meaning ascribed to it in clause 6.3.2(i) of the Agreement;
"Shares"	has the meaning ascribed to it in paragraph (A)(i)(a) of the recitals;
"Subordinated Convertible Bonds"	has the meaning ascribed to it in paragraph (A)(i)(c) of the recitals;
"Subordinated Convertible Bonds Interest Transfer"	has the meaning ascribed to it in clause 3.1.1(iv) of the Agreement;
"Subsidiaries"	has the meaning ascribed to it in paragraph (B) of the recitals;
"Transaction"	has the meaning ascribed to it in clause 2.1 of the Agreement;
"Transfer Price"	has the meaning ascribed to it in clause 3.1.1 of the Agreement; and
"Vendors Bonds"	has the meaning ascribed to it in paragraph (A)(ii) of the recitals.

1.3	Principles of interpretations

1.3.1	The schedules form part of this Agreement and any reference to this Agreement shall include the schedules.

1.3.2	The meanings of the defined terms are applicable to both the singular and plural forms thereof.

1.3.3
The headings used in this Agreement have been adopted by the Parties for ease of reference only and are not to be comprised in this Agreement and shall not in any event influence the meaning or interpretation of this Agreement.

1.3.4	When calculating the period of time within which or following which any act is to be done or step taken, the rules described in articles 640 to 642 of the Code de Procédure Civile shall be applied.

2.	SALE AND PURCHASE OF THE TRANSFERRED SECURITIES

2.1
For purposes of benefiting from the exception set out under article 223 B 9th al. (c) of the French Tax Code (Code général des impôts), the Purchaser expressly declares that the acquisition of the Transferred Securities is made with the intent that it will substitute for itself a newly formed French subsidiary which will be a French related entity (within the meaning of Article L. 233-3 of the French Commercial Code) ("Newco") either (i) prior to the Completion Date in which case Newco will be Purchaser under the Agreement, or (ii) subsequent to the Completion Date, it will sell or contribute all the Transferred Securities to Newco. Upon substitution, the Purchaser will procure that the Company and its French subsidiaries will form with Newco a French tax group in accordance with Articles 223 A and following on the French Tax Code.

2.2	Prior to Completion, the Subordinated Convertible Bonds shall be converted into Shares.

2.3
Upon the terms and subject to the conditions set out in the Agreement and except the Deferred Transferred Securities, each of the Sellers hereby agrees to transfer to the Purchaser, who hereby agrees to acquire, on the Completion Date, the Transferred Securities which each of the Sellers will respectively hold, free from any Third Party Rights or other restriction on the ability of each of the Sellers to transfer, together with all rights attached thereto, against payment to the Sellers of the Transfer Price after deduction of (i) the portion of the Transfer Price relating to the Deferred Transferred Securities and (ii) the Subordinated Convertible Bonds Interest which are subject to clauses 3.1.1(iv) and 6.4 of the Agreement (the "Transaction").

2.4
The Deferred Transferred Securities shall be transferred to the Purchaser in accordance with the provisions of article 9.2.2(ii) of DM1 Shareholders' Agreement and 9.2.2(ii) of DM2 Shareholders' Agreement.

2.5	The Transferred Securities shall be transferred with full title guarantee and the Shares with all rights to dividends declared or paid as from 1 January 2015.

3.	TRANSFER PRICE

3.1	Definition of the Transfer Price

3.1.1
The aggregate consideration for all the Transferred Securities, including the Subordinated Convertible Bonds Interest and based on a Net Debt of the Holdings equal to zero (the "Transfer Price") shall be equal to 508,694,539 (five hundred eight million six hundred ninety-four thousand five hundred thirty-nine) euros, without prejudice to the application of the provisions of article 9.2.2(ii) of DM1 Shareholders' Agreement and 9.2.2(ii) of DM2 Shareholders' Agreement after the Completion. For the avoidance of doubt, the Transfer Price includes payment for the Subordinated Convertible Bonds Interest Transfer regardless of the option for the form of payment made under paragraph (iii) of this clause 3.1.1.

The amount, allocation and date of payment of the Transfer Price by type of Transferred Securities and by Seller resulting from the application of the Organizational Documents of the Company, Financière Muscaris IV and the Mancos, as well as the Shareholders' Agreements and other agreements entered into between the Parties, are set out in schedule 3.1.1 on the basis of the allocation of the Transferred Securities on the date hereof, the conversion of all Subordinated Convertible Bonds on Completion, the Vendor Bonds Indebtedness and Subordinated Convertible Bonds Interest amount as at 31 December 2015, the Net Debt of the Holdings as at 31 December 2014 and the estimated amount of the Sellers' Expenses known to date, it being agreed that:

(i)	the warrants attached to the ABSA and the Antidilution Warrants which are exercisable at Completion shall not be exercised at Completion;

(ii)	the Vendor Bonds shall be repaid in accordance with clause 6.4 of the Agreement;

(iii)
the Subordinated Convertible Bonds Interest shall be, at the option of each of their holders, either (a) repaid in accordance with clause 6.4 of the Agreement or, alternatively (b) sold to the Purchaser against payment of a transfer price equal to the amount of such interest on Completion, immediately before the transfer of the Shares to the Purchaser (a "Subordinated Convertible Bonds Interest Transfer");

(iv)
all Subordinated Convertible Bonds shall be converted into Shares by all their holders immediately prior to Completion (but after payment of the Subordinated Convertible Bonds Interest in accordance with clause 6.4 of this Agreement) in accordance with their subscription agreements, such Shares being accordingly transferred to the Purchaser on Completion;

(v)
the transfer price of the Financière Muscaris IV Shares shall be based on the valuation of the Shares and the Subordinated Convertible Bonds held by Financière Muscaris IV at Completion, minus its Net Debt; and the transfer price of the Mancos Shares shall be based on the valuation of the Shares, the warrants attached thereto and the Antidilution Warrants held by each Manco at Completion, minus its Net Debt; and

(vi)
the vendor loan granted to Mr. François Varagne by Willis Europe BV, FPCI Astorg IV, Mr. Patrick Lucas and Natelpau Belgium in accordance with the shares purchase agreement entered into between them and Dream Management 3 on 20 December 2013 shall be repaid in full (principal, interest and any other amount).

3.1.2	The Sellers' Representative acting on behalf of the Sellers shall communicate to the Purchaser at the latest ten (10) Business Days prior to the Completion Date a notice including:

(i)	a new schedule (A) with the allocation of the Transferred Securities updated, as the case may be,

(ii)	the option taken between (a) the repayment of the Subordinated Convertible Bonds Interest in accordance with clause 6.4 of the Agreement and (b) the Subordinated Convertible Bonds Interest Transfer,

(iii)
the estimated Vendor Bonds Indebtedness, Subordinated Convertible Bonds Interest amount and the estimated amount of all sums due by Mr. François Varagne under the vendor loan granted in accordance with the shares purchase agreement referred to in clause 3.1.1(vi) of this Agreement,

(iv)	the estimated aggregate amount of the Net Debt of the Holdings as at the Completion Date (the "Estimated Holdings Net Debt"),

(v)	the final amount of the Sellers' Expenses,

(vi)
a new schedule 3.1.1 with the amount and the allocation of the Transfer Price by type of Transferred Securities and by Seller resulting from the application of the Organizational Documents of the Company, Financière Muscaris IV and the Mancos, as well as the Shareholders' Agreements, updated considering the allocation of the Transferred Securities, the options taken regarding the Subordinated Convertible Bonds and the Subordinated Convertible Bonds Interest, the estimated Vendor Bonds Indebtedness and Subordinated Convertible Bonds Interest amount, the Estimated Holdings Net Debt and the final amount of the Sellers' Expenses, and

(vii)	[the bank account of the Seller's Representative to which the Transfer Price shall be paid by the Purchaser]
(the "Completion Notice").

3.2	Payment of the Transfer Price
Subject to the fulfillment of the Condition Precedent, the Purchaser shall pay, on the Completion Date, in immediately available funds by wire transfers (one for the payment of the Vendor Bonds Indebtedness, one for the payment of the price for the Subordinated Convertible Bonds Interest Transfer, one for the payment of the Subordinated Convertible Bonds Interest and, thereafter, one for the payment of the balance of the Transfer Price) to the bank account of the Seller's Representative, as detailed in the Completion Notice, the Transfer Price after deduction of (i) the portion of the Transfer Price relating to the Deferred Transferred Securities and (ii) the Subordinated Convertible Bonds Interest which are subject to clauses 3.1.1(iv) and 6.4.

4.	CONDITION PRECEDENT

4.1	Condition Precedent
The obligations of the Parties to consummate the Transaction and to take the actions set forth in clause 6 of the Agreement are subject to the obtaining of all necessary Antitrust Clearances and Regulatory Clearances (together, the "Clearances") by the Purchaser (the "Condition Precedent").
The Purchaser undertakes to use all its best efforts in order to fulfill the Condition Precedent and shall bear all the costs incurred by it for the purpose of the satisfaction of the Condition Precedent.

4.2	Cooperation regarding the Clearances

4.2.1
The Purchaser acknowledges the importance for the Sellers that the Clearances are obtained as soon as possible. The Purchaser has made its own diligence relating to the Clearances based on the information provided to it by the Company and the Sellers, and confirms that on that basis it is not aware of any Clearance to be obtained in countries other than those listed in the definitions of Antitrust Authority and Regulatory Authority nor is it aware of any reason that may prevent the Completion taking place on or prior to the Long Stop Date.

4.2.2
With respect to the Clearances, the Purchaser represents that it has, to the extent legally possible and unless it has not received all relevant information from the Company and the Sellers in order to do so, made all pre-filings and filings with the Antitrust Authorities and Regulatory Authorities (the "Authorities") with respect to the Transaction with a view to obtain the Clearances, and further agrees to:

(i)
make, as promptly as reasonably practicable and at its own expense, all pre-filings and filings with the Authorities with respect to the Transaction which have not been made with a view to obtain the Clearances;

(ii)	supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the Authorities;

(iii)
provide to the Sellers' Representative and the Company in draft form, in a timely manner so as to allow each of them to review and comment thereon, copies of all material notifications, submissions, filings and other communications proposed to be made to any of the Authorities by or on behalf of the Purchaser subject to the exclusion or redaction of all confidential information and take into account any reasonable comments and requests of the Sellers' Representative or the Group;

(iv)	promptly provide the Sellers' Representative and the Company, upon their request, with the relevant (non-privileged or non-commercially sensitive) documents concerning the filings referred to above;

(v)
communicate with any Authorities regarding material aspects, where feasible and to the extent reasonably practical, only after prior consultation with the Sellers' Representative and the Company who shall respond promptly (and taking into account any reasonable comments and requests of the Sellers' Representative and the Group);

(vi)	use its reasonable efforts to enable the attendance of the Sellers' Representative and the Company, upon their request, at meetings between the Authorities and the Purchaser wherever possible; and

(vii)
keep the Sellers' Representative regularly informed of the processing of these filings and to promptly inform them if it becomes aware of anything that could result in the Clearances being delayed or denied.

4.2.3	The Purchaser agrees to do all things necessary or appropriate under applicable laws to obtain the Clearances, and that it shall, and shall cause its Affiliates to,:

(i)
propose, accept and comply with any reasonable conditions, obligations or requirements necessary to obtain the Clearances by the relevant Authorities, including but not limited to divesting, disposing of, or holding separate any of the Group Companies or businesses, it being agreed that the Purchaser Group shall not be obliged to divest, dispose of, or hold separate any of the Purchaser Group Entities or businesses; and

(ii)	authorize the exclusion of the Group Companies or the business for which a Clearance is refused from the perimeter of the Group.

4.2.4
The Sellers acknowledge that the above-mentioned filings will require the cooperation and supply of information by the Group Companies, agree to co-operate and to make their best efforts to cause the relevant Group Companies to co-operate with the Purchaser, upon its reasonable request, in providing promptly to the Purchaser and its advisers such assistance as may be reasonably necessary and requested in order for the Purchaser to make the relevant filing and obtain the Clearances.

4.2.5
In the event that a Clearance is refused or not obtained by 31 October 2015, the Parties shall discuss in good faith the most appropriate means of proceeding with the Transaction in the best interests of all Parties and, unless otherwise agreed between the Purchaser and the Sellers' Representative, ensure, within the limits of their respective authority, that the Group Companies or the businesses for which a Clearance is not obtained are excluded from the perimeter of the Group by any means (including by way of transfer, winding-up or cessation of the concerned Group Companies or businesses).

4.2.6
For the avoidance of doubt, any actions taken under clauses 4.1 and 4.2 shall not have any consequence on the Transfer Price or the other terms and conditions of the Agreement, it being understood that if any of the Group Companies or their businesses are excluded from the perimeter of the Group and retained by any of the Sellers or their Affiliates and if the Purchaser is subsequently in a position to acquire any such Group Companies or businesses within one year of the Completion Date, the price for the acquisition by the Purchaser of such group companies or businesses shall be equal to the price paid by the Sellers or their Affiliates who acquired such group companies or businesses.

4.2.7	Satisfaction
The Purchaser shall give notice to the Sellers' Representative of the satisfaction of the Condition Precedent mentioned in clause 4.1 within five (5) Business Days of becoming aware of the same (including a copy of the relevant Clearances, subject however to confidential information contained therein).

5.	PRE-COMPLETION MATTERS

5.1	Conduct of business

5.1.1
During the period from the date of execution of the Agreement until the Completion Date, except as may be otherwise provided in the Agreement or necessary or advisable to implement the Transaction, each Seller shall, within the limits of its respective authority as shareholder, director or legal representative of the Group Companies[1]:

(i)
ensure, within the limits of said authority, that the Group Companies operate and conduct their activities in the ordinary course of business ("en bon père de famille") in a similar manner as conducted before, and

(ii)
ensure, within the limits of said authority, that the Constitutional Documents of the Group Companies (in particular article 13.3 of the articles of association of the Company, article 17 of the articles of association of DM1, article 11.3 of the articles of association of DM2 and article 14 of the articles of association of DM3) and the Shareholders' Agreements (in particular article 3.2 of the GS & Cie Groupe Shareholders' Agreement, articles 2.3 of the DM1 Shareholders' Agreement, the DM2 Shareholders' Agreement and the DM3 Shareholders' Agreement) are complied with.

5.1.2	It is expressly agreed between the Sellers and the Purchaser that the operations or actions set forth in schedule 5.1.2 are authorized as exceptions to the provisions of clause 5.1.1.

5.1.3
The Sellers shall do their best efforts to ensure that the shares held by certain Group managers listed in schedule 5.1.3 be acquired by the Company or any of its Affiliates as promptly as possible and prior to the Completion Date on terms and conditions to be agreed in consultation with the Purchaser.

5.2	No Leakage

5.2.1
Each Seller for itself acting severally and not jointly (conjointement et non solidairement) represents and warrants to the Purchaser that no Leakage has taken place between the Accounts Date and the date hereof

 _________________________________
1 To be completed with the actions that Willis intends to perform prior to Completion.

and each Seller undertakes to the Purchaser for themselves and their Affiliates and the Company to procure that no Leakage will be permitted or effected between the date hereof (included) and the Completion Date.

5.2.2
In the event of a breach of clause 5.2.1 above, subject to clause 5.2.3, the Sellers shall promptly pay to the Purchaser, a sum equal to any Leakage on a "euro for euro" basis net of tax, which would not have arisen if there had been no breach of undertaking in clause 5.2.1.

5.2.3
No Seller shall have any repayment liability under this clause 5.2 unless a claim of the Purchaser based on the breach of the Sellers representations and undertakings under this clause 5.2 (a "Leakage Claim") has been notified by the Purchaser to the Sellers in writing at the latest before the expiration of a 6-month period as from the Completion Date.

5.2.4
The Parties hereby acknowledge and agree that any payment made by a Seller under this clause 5.2 shall be deemed to constitute an adjustment to the portion of the Transfer Price received by such Seller and agree to treat any such payment as such for all tax, accounting and financial reporting purposes.

5.3	Cooperation - Access to Group Companies

5.3.1
Each Party agrees to cooperate with the others as may be reasonably necessary or appropriate, before the Completion Date, to effectuate, carry out and perform all of the terms and provisions of the Agreement.

5.3.2
To the effect thereof, the Sellers agree to provide the Purchaser and its advisors, upon reasonable prior notice and subject to compliance by the Purchaser and its advisors with article 20.5 of the GS & Cie Groupe Shareholders' Agreement and of the confidentiality agreement dated 5 January 2015 (the "Confidentiality Undertaking"), with reasonable access during normal business hours to each Group Company's documents, records and senior management as the Purchaser may reasonably require in order to ensure a timely and efficient completion of the Transaction - and exclusively for this purpose - provided that such access shall not interfere with the normal business and operations of the Group Companies.

5.3.3
Notwithstanding the foregoing, the Sellers' Representative shall not be required to provide access to any information which it reasonably believes that he may not provide to the Purchaser by reason of confidentiality undertakings with a Third Party or which shall be regarded as an industrial or business secret (secret des affaires).

5.3.4	The provisions of this clause 5.3 are without prejudice to clause 10.15 of the GS & Cie Group Shareholders' Agreement.

6.	COMPLETION

6.1	Completion Date
The Transaction shall take place on 29 December 2015, unless postponed in accordance with clause 6.8 or clause 13.1.2, or such other date as the Purchaser and the Sellers' Representative may agree in writing (the "Completion Date").

6.2	Place of Completion
The Completion shall take place at the premises of [Clifford Chance, Paris, or King & Wood Mallesons, Paris,] or at such other place as the Purchaser and the Sellers' Representative may agree in writing.

6.3	Repayment of the Senior Indebtedness

6.3.1	Purchaser's covenants

(i)	The Purchaser acknowledges that, as a result of the change of control of the Company, the Senior Indebtedness will be payable in full on the Completion Date.

(ii)
The Purchaser therefore undertakes, on the Completion Date and as a material condition to the Transaction, in addition to the payment of the Transfer Price and repayment of the Vendor Bonds Indebtedness and the Subordinated Convertible Bonds Interest pursuant to clause 6.4 subject to a Subordinated Convertible Bonds Interest Transfer, to make available to GS SAS cash amounts in order for it to repay the Senior Indebtedness it owes and to repay or cause GS SAS to repay the Senior Indebtedness on the Completion Date with value date (date de valeur) as of such date, by wire transfer of immediately available funds to the accounts of the lenders under the Senior Facilities Documents, including any penalties for anticipated repayment, in accordance with the terms of the Senior Facilities Documents.

6.3.2	Company's covenants

(i)
In order to allow the Purchaser to fulfill its obligations set forth in clause 6.3.1 above, the Company shall deliver to the Purchaser no later than five (5) Business Days prior to the Completion Date, a statement issued by the lenders' agent under the Senior Facilities Documents indicating the amount (or the best estimate as at the date of notification of the Senior Lenders Certificate if the definitive amounts are not known as at this date) to be repaid by GS SAS as of the Completion Date pursuant to the Senior Facilities Documents (the "Senior Lenders Certificate").

(ii)
The Company shall deliver to the Purchaser, at the latest on the Completion Date, a statement from the security agent under the Senior Facilities Documents that the existing encumbrances taken under the Senior Facilities Documents shall be released upon and subject only to the full repayment of the Senior Indebtedness on the Completion Date.

It is further agreed that subject to the delivery of the above-mentioned statement, the Purchaser shall be responsible for obtaining the release of the existing encumbrances under the Senior Facilities Documents and that the Company shall co-operate and cause each Subsidiary to co-operate with the Purchaser in order to facilitate the obtaining of such release.

6.4	Repayment of the Vendor Bonds and of the Subordinated Convertible Bonds Interest

6.4.1	Vendor Bonds holders' covenant
Subject to the full repayment of the Senior Indebtedness on the Completion Date, the Vendor Bonds holders hereby request to the Company the early repayment of the Vendor Bonds Indebtedness on the Completion Date in accordance with article 3.2 of their subscription agreement. In the event that the Purchaser elects to repay the Vendor Bond Indebtedness on behalf of the Company at Completion, the Vendor Bonds holders acknowledge that such repayment will extinguish the Vendor Bond Indebtedness.

6.4.2	Subordinated Convertible Bonds holders' covenants
In the event that the Purchaser elects to repay the Subordinated Convertible Bonds Interest on behalf of the Company at Completion, the Subordinated Convertible Bonds holders acknowledge that such repayment will extinguish the Subordinated Convertible Bonds Interest.

6.4.3	Purchaser's covenants

(i)
The Purchaser acknowledges that, as a result of the Completion and clause 6.4 of the Agreement, the Vendor Bonds Indebtedness and, subject to Subordinated Convertible Bonds Interest Transfers, the Subordinated Convertible Bonds Interest will be payable in full on the Completion Date.

(ii)	The Purchaser therefore undertakes, on the Completion Date, in addition to the payment of the Transfer Price and repayment of the Senior Indebtedness pursuant to clause 6.3:

(a)	to make available cash amounts in order to repay the Vendor Bonds Indebtedness and the Subordinated Convertible Bonds Interest and

(b)
to repay on behalf of the Company or cause the Company to repay the Vendor Bonds Indebtedness and the Subordinated Convertible Bonds Interest on the Completion Date with value date (date de valeur) as of such date, by wire transfer of immediately available funds to the accounts of the Vendor Bonds holders in accordance with the terms of the Vendor Bonds subscription agreement.

6.5	Sellers' undertakings at the Completion Date
On the Completion Date,

(a)	each Direct Seller shall deliver to the Purchaser the following documents:

(i)
a duly executed copy by the Direct Sellers and the Company of the reiteration act which form is set out in schedule 6.5(a)(i) or duly signed transfer orders of all Transferred Securities held by the Direct Sellers or any other equivalent document legally transferring to the Purchaser those Transferred Securities as of the Completion Date for the purpose of article R. 228-10 of the French commercial code;

(ii)	the duly signed tax transfer forms ("formulaire Cerfa n°2759 DGI") or any equivalent document dated as of the Completion Date with respect to the sale of the Shares;

(b)	each Financière Muscaris IV Seller shall deliver to the Purchaser the following documents:

(i)
a duly executed copy by the Financière Muscaris IV Sellers and Financière Muscaris IV of the reiteration act which form is set out in schedule 6.5(b)(i) or duly signed transfer orders of all the Financière Muscaris IV Shares or any other equivalent document legally transferring to the Purchaser those Transferred Securities as of the Completion Date for the purpose of article R. 228-10 of the French commercial code;

(ii)
[the duly executed copy by the Financière Muscaris IV Sellers and the escrow agent of an escrow agreement which form is set out in schedule 6.5(b)(ii) - Note KWM: 100% of the portion of the Transfer Price due to the Financière Muscaris IV Sellers shall be placed in escrow for 6 months as from Completion and automatically released to the Financière Muscaris IV Sellers after such period in the absence of breach of the representations set out in clause 7.2 of this Agreement];

(iii)	the duly signed tax transfer forms ("formulaire Cerfa n°2759 DGI") or any equivalent document dated as of the Completion Date with respect to the sale of the Financière Muscaris IV Shares;

(iv)
the up-to-date security transfer register ("registre des mouvements de titres") with the shareholders accounts ("comptes individuels d'associés") of Financière Muscaris IV evidencing full transfer to the Purchaser of the Financière Muscaris IV Shares, effective as at the Completion Date;

(c)	each DM1 Seller shall deliver to the Purchaser the following documents:

(i)
a duly executed copy by the DM1 Sellers and DM1 of the reiteration act which form is set out in schedule 6.5(c)(i) or duly signed transfer orders of all the DM1 Shares other than those being Deferred Transferred Securities or any other equivalent document legally transferring to the Purchaser those Transferred Securities as of the Completion Date for the purpose of article R. 228-10 of the French commercial code;

(ii)
the duly signed tax transfer forms ("formulaire Cerfa n°2759 DGI") or any equivalent document dated as of the Completion Date with respect to the sale of the DM1 Shares other than those being Deferred Transferred Securities;

(iii)
the up-to-date security transfer register ("registre des mouvements de titres") with the shareholders accounts ("comptes individuels d'associés") of DM1 evidencing full transfer to the Purchaser of the DM1 Shares other than those being Deferred Transferred Securities, effective as at the Completion Date;

(d)	each DM2 Seller shall deliver to the Purchaser the following documents:

(i)
a duly executed copy by the DM2 Sellers and DM2 of the reiteration act which form is set out in schedule 6.5(d)(i) or duly signed transfer orders of all the DM2 Shares other than those being Deferred Transferred Securities or any other equivalent document legally transferring to the Purchaser those Transferred Securities as of the Completion Date for the purpose of article R. 228-10 of the French commercial code;

(ii)
the duly signed tax transfer forms ("formulaire Cerfa n°2759 DGI") or any equivalent document dated as of the Completion Date with respect to the sale of the DM2 Shares other than those being Deferred Transferred Securities;

(iii)
the up-to-date security transfer register ("registre des mouvements de titres") with the shareholders accounts ("comptes individuels d'associés") of DM2 evidencing full transfer to the Purchaser of the DM2 Shares other than those being Deferred Transferred Securities, effective as at the Completion Date;

(e)	each DM3 Seller shall deliver to the Purchaser the following documents:

(i)
a duly executed copy by the DM3 Sellers and DM3 of the reiteration act which form is set out in schedule 6.5(e)(i) or duly signed transfer orders of all the DM3 Shares other than those being Deferred Transferred Securities or any other equivalent document legally transferring to the Purchaser those Transferred Securities as of the Completion Date for the purpose of article R. 228-10 of the French commercial code;

(ii)
the duly signed tax transfer forms ("formulaire Cerfa n°2759 DGI") or any equivalent document dated as of the Completion Date with respect to the sale of the DM3 Shares other than those being Deferred Transferred Securities;

(iii)
the up-to-date security transfer register ("registre des mouvements de titres") with the shareholders accounts ("comptes individuels d'associés") of DM3 evidencing full transfer to the Purchaser of the DM3 Shares other than those being Deferred Transferred Securities, effective as at the Completion Date;

(f)	the Sellers, acting through the Sellers' Representative, shall deliver to the Purchaser the following documents:

(i)
the up-to-date security transfer register ("registre des mouvements de titres") with the shareholders accounts ("comptes individuels d'associés") of the Company evidencing (i) conversion of the Subordinated Convertible Bonds into Shares and (ii) full transfer to the Purchaser of the Transferred Securities issued by the Company, effective as at the Completion Date;

(ii)	the duly signed letters of resignation with effect as of the Completion Date, from the persons listed in schedule 6.5(f)(ii), from the office described therein;

(iii)
if requested by the Purchaser to the Sellers' Representative at least fifteen (15) Business Days prior to the requisite date to convene, evidence that a general meeting of shareholders of the Company, any Holding and/or any other Group Company has been duly convened on an agenda to be provided by the Purchaser to the Sellers' Representative beforehand;

(iv)	the receivables transfer deeds ("acte de cession de créance") relating to the Subordinated Convertible Bonds Interest Transfers, if any; and

(v)	the deed of release specified in clause 6.3.2(ii).
Each Seller hereby grants all powers, with the right of delegation or substitution, to the Sellers' Representative in order:

•	to execute, initial and sign all or part of the documents which shall be signed and delivered by such Seller pursuant to clause 6.5 in the event that such Seller is unable or unwilling to do so, and

•
to collect the portion of the Transfer Price due to such Seller (after deduction of the Seller’s Expenses due by him) on his behalf by wire transfer to an escrow account opened in the books of a bank, a lawyer or a notary at the Sellers’ Representative's choice, such wire transfer being deemed to fully satisfy such Seller with the payment of the portion of the Transfer Price due to him under the Agreement.

6.6	Purchaser's undertakings at the Completion Date
On the Completion Date, the Purchaser shall deliver to the Sellers' Representative:

(i)	to the extent it has not been delivered to the Sellers' Representative before, evidence of the fulfillment of the Condition Precedent referred to in clause 4;

(ii)
[evidence of the payment of the Transfer Price (after deduction of the portion of the Transfer Price relating to the Deferred Transferred Securities and the Subordinated Convertible Bonds Interest) in immediately available funds by wire transfers in accordance with the provisions of clause 3.2 by delivery of an irrevocable order of wire transfer and a copy of the SWIFT screen evidencing the transfer, each duly executed;]

(iii)
evidence of the repayment of the Senior Indebtedness (as reflected in the Senior Lenders Certificate) by the Purchaser or any other Entity in the name or on behalf of the GS SAS by delivery of an irrevocable order of wire transfer and a copy of the SWIFT screen evidencing the payment, each duly executed;

(iv)
evidence of the repayment of the Vendor Bonds Indebtedness and the Subordinated Convertible Bonds Interest by the Purchaser or any other Entity in the name or on behalf of the Company by delivery of an irrevocable order of wire transfer and a copy of the SWIFT screen evidencing the payment, each duly executed; and

(v)	a copy of the document(s) referred to in clauses 6.5(a)(i), 6.5(b)(i), 6.5(b)(ii), 6.5(c)(i), 6.5(d)(i), 6.5(e)(i) and 6.5(g) countersigned by the Purchaser.

6.7	Termination of the Shareholders' Agreements at the Completion Date

6.7.1
The Parties hereby agree that Completion shall automatically result in the GS & Cie Groupe Shareholders' Agreement being terminated and all notifications previously made under article 10 of the GS & Cie Groupe Shareholders' Agreement becoming null and void with effect as at the Completion Date. Upon Completion, all parties to the GS & Cie Groupe Shareholders' Agreement shall be deemed satisfied with all their rights thereunder, and all rights and remedies under the GS & Cie Groupe Shareholders' Agreement waived or otherwise released.

6.7.2
The Parties hereby agree that the Completion shall automatically result in the DM1 Shareholders' Agreement, the DM2 Shareholders' Agreement and the DM3 Shareholders' Agreement being terminated vis-à-vis FPCI Astorg IV, Mr. Patrick Lucas and Financière Natelpau with effect as at the Completion Date. Upon Completion, all parties to those Shareholders' Agreements shall be deemed satisfied with all their rights thereunder, and all rights and remedies under those Shareholders' Agreement waived or otherwise released, vis-à-vis FPCI Astorg IV, Mr. Patrick Lucas and Financière Natelpau.

6.8
All the matters at Completion will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by the Agreement are fully completed, it being specified however that the closing deliveries specified in clause 6.5 are for the benefit of the Purchaser only, and that the closing deliveries and actions specified in clause 6.6 are for the benefit of the Sellers only, and may therefore be waived in whole or in part by their respective beneficiary.

In the event that one or several transactions or deliveries of documents required by the Agreement are not completed on the planned Completion Date, the Completion shall automatically be postponed to the next Business Day but no later than the Long Stop Date. In order to avoid such situation, all Parties undertake to do their best efforts to exchange agreed forms of all closing deliveries at least three (3) Business Days prior to the planned Completion Date.

7.	REPRESENTATIONS OF THE SELLERS

7.1	Representations of each Seller acting individually
Each Seller for itself acting severally and not jointly (conjointement et non solidairement) represents and warrants that, on the date hereof and on the Completion Date (except where expressly specified otherwise):

7.1.1	Transferred Securities
It has good title to the Transferred Securities owned by it as set out in schedule (A) on the date hereof and in the Completion Notice on the Completion Date, and those Transferred Securities are free and clear of all Third Party Rights (except, as at the date hereof, with respect to the Shareholders' Agreements and, as at the Completion Date, the DM1 Shareholders' Agreement and the DM2 Shareholders' Agreement).

7.1.2	Capacity

(i)	for the Sellers which are legal entities:

(a)	it is duly organized and validly existing under the laws of its jurisdiction of incorporation;

(b)	it has all the capacity, powers and authority necessary for the purpose of entering into the Agreement, performing its obligations hereunder and consummating the transactions contemplated hereby;

(c)	the individual signatories in its name and on its behalf are duly authorized to act on behalf of it;

(d)	the entering into of the Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or similar action and proceedings on its part; and

(e)	no formal request has been made or resolution passed for its annulment or its dissolution and it is not in Bankruptcy;

(ii)	for the Sellers who are natural persons:

(a)	he or she has a full legal capacity and is not subject to any restriction of rights; and

(b)	he or she is empowered to sign and execute the Agreement alone and to complete alone the transactions referred to therein and to benefit from the rights set out therein;

(iii)	for all the Sellers:

(a)
the signature and execution of the Agreement as well as the completion of the transactions which are referred to therein entail no, nor will they entail any, breach or termination of any agreement or deed to which it is a party and that neither the signature or execution of the Agreement, nor the completion of the transactions which are referred to therein conflict or will conflict with any provision of said agreements or deeds;

(b)	the execution of the Agreement does not constitute a breach of (x) any finding of a court of law or arbitration tribunal or (y) any decision by a public authority; and

(c)	the obligations resulting for it from the Agreement are legal, valid, binding and enforceable obligations on it pursuant to their terms.

7.2	Representations of the Financière Muscaris IV Sellers
The Financière Muscaris IV Sellers acting severally and not jointly (conjointement et non solidairement) represents and warrants that, on the date hereof and on the Completion Date (except where expressly specified otherwise):

(i)	it has no other asset than (a) the securities it holds in the Company and (b) Cash;

(ii)	it has no liability other than debts towards services providers corresponding to charges borne in the ordinary course of business by a holding company in order to comply with its administrative obligations in excess of 5,000 euros compared to the amount of its Net Debt as at 31 December 2014 as set out in schedule 3.1.1;

(iii)	it has no off-balance sheet commitment;

(iv)	it has and has never had any employees;

(v)	it has and has never had any activity other than the holding of the securities it owns in the Company; and

(vi)	it complies, and has at all times complied, in all material aspects, with the laws and regulations applicable to it.

7.3	Representations of the DM1 Sellers
The DM1 Sellers acting severally and not jointly (conjointement et non solidairement) represents and warrants that, on the date hereof and on the Completion Date (except where expressly specified otherwise):

(i)	it has no other asset than (a) the securities it holds in the Company and (b) Cash;

(ii)
it has no liability other than debts towards services providers corresponding to charges borne in the ordinary course of business by a holding company in order to comply with its administrative obligations in excess of 5,000 euros compared to the amount of its Net Debt as at 31 December 2014 as set out in schedule 3.1.1;

(iii)	it has no off-balance sheet commitment;

(iv)	it has and has never had any employees;

(v)	it has and has never had any activity other than the holding of the securities it owns in the Company; and

(vi)	it complies, and has at all times complied, in all material aspects, with the laws and regulations applicable to it.

7.4	Representations of the DM2 Sellers
The DM2 Sellers acting severally and not jointly (conjointement et non solidairement) represents and warrants that, on the date hereof and on the Completion Date (except where expressly specified otherwise):

(i)	it has no other asset than (a) the securities it holds in the Company and (b) Cash;

(ii)
it has no liability other than debts towards services providers corresponding to charges borne in the ordinary course of business by a holding company in order to comply with its administrative obligations in excess of 5,000 euros compared to the amount of its Net Debt as at 31 December 2014 as set out in schedule 3.1.1;

(iii)	it has no off-balance sheet commitment;

(iv)	it has and has never had any employees;

(v)	it has and has never had any activity other than the holding of the securities it owns in the Company; and

(vi)	it complies, and has at all times complied, in all material aspects, with the laws and regulations applicable to it.

7.5	Representations of the DM3 Sellers

(i)
The DM3 Sellers acting severally and not jointly (conjointement et non solidairement) represents and warrants that, on the date hereof and on the Completion Date (except where expressly specified it has no other asset than (a) the securities it holds in the Company and (b) Cash;

(ii)
it has no liability other than debts towards services providers corresponding to charges borne in the ordinary course of business by a holding company in order to comply with its administrative obligations in excess of 5,000 euros compared to the amount of its Net Debt as at 31 December 2014 as set out in schedule 3.1.1;

(iii)	it has no off-balance sheet commitment;

(iv)	it has and has never had any employees;

(v)	it has and has never had any activity other than the holding of the securities it owns in the Company; and

(vi)	it complies, and has at all times complied, in all material aspects, with the laws and regulations applicable to it.

8.	REPRESENTATIONS OF THE PURCHASER

8.1	Authorization, validity and capacity
The Purchaser represents and warrants to the Sellers that, on the date hereof and on the Completion Date:

(i)	it is duly organized and validly existing under the laws of its jurisdiction of incorporation;

(ii)	it has all the capacity, powers and authority necessary for the purpose of entering into the Agreement, performing its obligations hereunder and consummating the transactions contemplated hereby;

(iii)	the individual signatories in its name and on its behalf are duly authorized to act on behalf of the Purchaser;

(iv)
the entering into of the Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or similar action and proceedings on the part of the Purchaser (including investment committees);

(v)
the execution of the Agreement as well as the completion of the transactions which are referred to therein entail no, nor will they entail any, breach or termination of any agreement or deed to which it is a party and that neither the signature or execution of the Agreement, nor the completion of the transactions which are referred to therein conflict or will conflict with any provision of said agreements or deeds;

(vi)	the execution of the Agreement does not constitute a breach of (a) any finding of a court of law or arbitration tribunal or (b) any decision by a public authority; and

(vii)	the obligations resulting for the Purchaser from the Agreement are legal, valid, binding and enforceable obligations on the Purchaser pursuant to their terms.

8.2	Solvency
The Purchaser represents and warrants to the Sellers that, on the date hereof, no formal request has been made or resolution passed for the annulment or the dissolution of the Purchaser and the Purchaser is not in Bankruptcy.

8.3	No conflict or violation
The Purchaser represents and warrants to the Sellers that neither the entering into of the Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i)	conflict with or violate any provision of the Organizational Documents of the Purchaser;

(ii)
violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default) under the terms of any governmental authorizations to which the Purchaser is a party or by which the Purchaser or any of its Affiliates is bound; or

(iii)	subject to obtaining the Clearances referred to in clause 4.1, constitute a violation by the Purchaser or any of its Affiliates of any laws or judgments.

8.4	Financing
The Purchaser represents and warrants to the Sellers that the Purchaser has all necessary financings available allowing, in a timely manner, the consummation of all transactions contemplated under the Agreement and in particular the full payment of the Transfer Price and the repayment of the Senior Indebtedness.

8.5	Purchaser's inquiry

(i)
The Purchaser acknowledges that it and its advisers have carried out an independent due diligence of the Group Companies consisting in, inter alia, (a) reviewing and analyzing the Disclosed Information and (b) asking written and oral questions and analyzing the answers to such questions and all documents provided by the Company and the Sellers relating thereto.

(ii)
Without limiting the generality of the foregoing, the Purchaser acknowledges that neither the Sellers nor any of the Sellers' Connected Persons make any representation or warranty with respect to the future financial or business projections of any of the Group Companies, including in respect of any financial projections, business plans, budgets or forecasts relating to the Group Companies of which it has received a copy.

(iii)
The Purchaser acknowledges that the representations, warranties and statements of the Sellers set forth in the Agreement supersede any and all earlier representations, warranties or statements made by the Sellers or any Sellers' Connected Persons regarding the Transferred Securities, any of the Group Companies or any of the transactions contemplated hereby, and that the Sellers and the Sellers' Connected Persons shall have no liability in respect of any such earlier representations, warranties or statements. In furtherance of the foregoing, and to the fullest extent permitted by applicable law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable law, including under articles 1626, 1641 and 1643 of the French Civil Code (Code Civil).

(iv)	During the period up to Completion Date and upon Willis' reasonable request, the Company shall:

(a)	allow Willis to carry out enhanced compliance due diligence in all relevant countries;

(b)
in this respect, grant access to Willis and its advisors to relevant information, including to the books, records, accounts, agreements and other documents of the Company and its Subsidiaries (including financial data) and discussions with relevant employees of the Company and its Subsidiaries;

(c)
enable Willis to propose mitigating/remediation actions to be implemented promptly by the Company and its Affiliates from the Completion Date (or to the extent practicable and legally possible before that date);

(d)	it being agreed that the results of such compliance due diligence shall not have any consequence on the Transfer Price.

8.6	Substitution of the Purchaser
Prior to Completion, the Purchaser may substitute any Affiliate for the purposes of performing its obligations under the Agreement, provided, however, that such substitution is notified to the Sellers' Representative no later than ten (10) Business Days prior to the Completion Date, and it being specified that in any event, WGH Plc shall remain fully and jointly liable with such Affiliate for the performance of all of the Purchaser's obligations under this Agreement.

8.7	Guarantee
WGH Plc irrevocably guarantees all the Purchaser’s obligations to acquire the Transferred Securities and pay the Transfer Price under this Agreement.

9.	DISCHARGE
The Purchaser shall procure that the members of the management bodies of the Group Companies resigning on the Completion Date shall be discharged from any civil liability resulting from collective decisions adopted by the boards of directors, the supervisory board or other management body of the Group Companies prior to the Completion Date.

10.	POST COMPLETION AGREEMENTS

10.1	Public announcement
Neither the Sellers nor the Purchaser shall, or shall permit any of their respective Affiliates or representatives or advisers to, issue or cause the publication of any press release or other public announcement or public disclosure with respect to the Agreement or the transactions contemplated hereby.

10.2	Non-disclosure - Confidentiality

10.2.1	The Purchaser shall, and shall procure that:

(i)
each member of the Purchaser's Group shall keep confidential all information provided to him by or on behalf of any Seller or otherwise obtained by or in connection with (a) the Agreement which relates to a Seller and, (b) if the Completion does not occur, any of the Group Companies; and

(ii)
if, after Completion, any of the Group Companies holds confidential information relating to any of the Sellers, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the relevant Seller or destroy it, in each case without retaining copies.

10.2.2
Each Seller shall keep confidential all information provided to it by or on behalf of any member of the Purchaser's Group or otherwise obtained by or in connection with the Agreement which relates to any member of the Purchaser's Group.

Unless expressly agreed otherwise between the Purchaser and the Sellers' Representative, the Purchaser acknowledges that it shall continue to be bound by the Confidentiality Undertaking until Completion.
If after Completion any of the Sellers holds confidential information relating to any member of the Purchaser's Group, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it, in each case without retaining copies.

10.2.3	Nothing in this clause prevents any announcement being made or any confidential information being disclosed:

(i)	by a party to the Agreement to its Affiliates, advisors or counsels; or

(ii)	with the written approval of the Purchaser and the Sellers' Representative; or

(iii)
to the extent required by law or any competent regulatory body, but a Party required to disclose any confidential information shall promptly notify the other Parties, where practicable and lawful to do so, before disclosure occurs and co-operate with the other Parties regarding the timing and content of such disclosure or any action which the other Parties may reasonably elect to take to challenge the validity of such requirement.

In particular, the Sellers acknowledge that on signature of the Agreement the Purchaser, as a listed company, will be required to issue an ad-hoc disclosure ("8K") and will to make reference to the Transaction in its financial announcements. Further, the Agreement in whole or in part may have to be disclosed publicly. The Sellers hereby confirm that the Purchaser is allowed to make such disclosures and will cooperate in this respect on request from the Purchaser to allow it comply with such obligations.

10.3	Records

10.3.1
During the period from the Completion Date through the fifth (5th) anniversary of the Completion Date, the Purchaser shall not, and shall not permit any Group Company to, destroy or otherwise dispose of any of the books and records which any Group Company is required by law or contract to retain and which exist as of the Completion Date except with the prior written consent of the Sellers' Representative, which consent shall not be unreasonably withheld.

10.3.2
The Purchaser shall, and shall cause each Group Company to, make available to the Sellers and their respective representatives and agents all such books and records, and permit the Sellers and their respective representatives and agents to examine, make extracts from and, at their expense, copy such books and records at any time during normal business hours for any proper business purpose.

11.	NOTIFICATIONS - COMMUNICATION

11.1
Any notice or communication in connection with the Agreement shall be in writing and must be delivered by hand against a receipt dated and signed by the recipient, or sent by registered letter with acknowledgement of receipt to the Parties to the addresses indicated in the preamble to the Agreement, or sent by electronic mail.

A notice shall be deemed to have been received:

(i)	on the date stamped by the recipient on the receipt if it is delivered by hand, or

(ii)	on the date of first presentation if it is sent by registered letter, or

(iii)	on the date of transmission if it is sent by electronic mail.

11.2	The notices and communications provided for herein shall be sent to the Parties at the addresses which follow:

•	to the Sellers' Representative:
Astorg
Attn: Thibault Surer / Benoît Ficheur
68, rue du Faubourg Saint-Honoré
75008 Paris
France
Email: tsurer@astorg-partners.com / bficheur@astorg-partners.com with copy to:
King & Wood Mallesons AARPI
Attn: Christophe Digoy / Thomas Dupont-Sentilles
92 avenue des Champs-Elysées
75008 Paris, France
Email: Christophe.Digoy@eu.kwm.com / thomas.dupont-sentilles@eu.kwm.com

•	to the Purchaser:
Willis Europe BV
51 Lime Street
London EC3M 7DQ
United Kingdom
Attn: the General Counsel and the Company Secretary
With a copy to:
Pamela Thomson-Hall / Alistair Peel
Email: thomson-hallp@willis.com / peela@willis.com

•	to the Company:
GS & Cie Group
Attn: François Varagne
33-34, quai de Dion Bouton
92800 Puteaux
France
Email: francois.varagne@grassavoye.com

12.	COSTS AND EXPENSES

12.1
Save as otherwise provided in the Agreement, or as otherwise specifically agreed in writing by the Parties, each Party will pay the costs and expenses incurred by it in connection with the entering into, and completion of, the Agreement and the other requirements for transferring the Transferred Securities.

12.2	All registration duties (droits d'enregistrement) in relation to the Transaction shall be borne and timely paid by the Purchaser.

13.	TERMINATION

13.1	Termination causes

13.1.1
Without prejudice to all other rights or remedies available against the defaulting Party, the Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to Completion by the written agreement of the Purchaser and the Sellers' Representative.

13.1.2
The Parties acknowledge that it is their firm intention and one of the fundamental reasons for the Agreement that Completion occur between 28 and 31 December 2015 at the latest. If despite all Parties' best efforts to ensure that Completion occurs within 2015, Completion has not occurred at the latest on the Long Stop Date due to the absence of any material document or for any material reason such as force majeure preventing Completion occurring, and without prejudice to all other rights or remedies available against the defaulting Party (including the right to seek specific performance), the Purchaser or the Sellers' Representative shall have the right to terminate the Agreement forthwith, unless one of them by written notice to the other decides to extend the Long Stop Date until a date that may not exceed 28 February 2016, in which case the Agreement shall continue to be effective until such date and all its provisions shall apply as provided hereunder without any alteration, except that the Long Stop Date shall be set at the date so notified by the Purchaser or the Sellers' Representative. Such notice shall be served no later than the Long Stop Date, as extended as the case may be, and may be served by either Party more than once.

13.2	Surviving clauses

13.2.1
In the event of termination of the Agreement, all further obligations of the Parties hereunder shall terminate, except those set forth in clauses 10 (Post completion agreements), 11 (Notifications - Communication), 12 (Costs and Expenses), 13 (Termination) and 15.5 (Applicable law and jurisdiction), which shall survive the termination of the Agreement for such a period as is necessary for each Party to perform its obligations under those clauses.

13.2.2	A termination by a Party of the Agreement shall not relieve any Party from liability for breach of the Agreement, if any.

14.	SELLERS' REPRESENTATIVE

14.1
The Sellers hereby irrevocably appoint Astorg Partners SAS as their agent for the purpose of this clause 14 (the "Sellers' Representative") to give and receive all notices and other documents until the Completion Date. Save as specified in the following sentence, the Sellers' Representative shall also act as agent to give all consents, to handle, dispute, settle or otherwise deal with any and all claims against the Sellers under the Agreement and, more generally, to exercise the rights of the Sellers on their behalf under the Agreement (including the rights provided under clause 13.1.2). Any decision or act taken by the Sellers' Representative under and in compliance with this Agreement shall bind the Sellers. The Sellers' Representative or his successor may at any time notify the Purchaser and the Sellers that it does not wish to continue to act as agent for all or part of the Sellers provided however that the termination of a Sellers' Representative appointment will not be effective vis-à-vis the Purchaser unless and until a new person is designated as the Sellers' Representative by the relevant Sellers under the Agreement.

14.2
The Sellers hereby expressly authorize the Sellers' Representative to withhold from the part of the Transfer Price to be received by each of them their pro rata share of the fees and expenses incurred by the Sellers or the Sellers' Representative in connection with the Transaction (the "Sellers' Expenses").

14.3
Each of the Sellers undertakes to provide the Sellers' Representative with the information required in respect of herself/himself/itself to complete the Completion Notice no later than 30 November 2015.

14.4	The Sellers' Representative shall not bear any liability whatsoever, to the Sellers, in its capacity as agent of the Sellers under the Agreement.

14.5	For the purpose of this clause 14, the Sellers shall be deemed to include the Lucas Vendor Bonds Holders and the Gras Vendor Bonds Holders.

15.	MISCELLANEOUS

15.1	Cooperation
Each of the Parties from time to time execute such documents and perform such acts and things as any other Party may reasonably require to transfer the Transferred Securities to the Purchaser and to give any Party the full benefit of the Agreement.

15.2	Severability
The nullity of any one of the provisions hereof, for any reason whatsoever, shall not affect the validity of the other provisions of the Agreement, the Parties undertaking in such a case to consult with each other in order to substitute the void provision with a provision of equivalent effect.

15.3	Entire agreement
The Agreement constitutes the complete and sole agreement of the Parties for the provisions which are governed by it. The Agreement also entails the cancellation of any document which may have applied between the Parties prior to the date hereof (including the Project Lundy-Acceleration Term Sheet).

15.4	Transfers
Neither the Purchaser nor the Sellers may, without the prior written consent of the other Parties or except as otherwise provided in the Agreement, assign or transfer the benefit of all or any of their rights or obligations under the Agreement, or any other benefit arising under or out of the Agreement.

15.5	Applicable law and jurisdiction
The Agreement shall be governed by French law and any dispute relating to its validity, its interpretation or its application shall fall within the exclusive jurisdiction of the Commercial Court (Tribunal de Commerce) of Paris.

15.6	Number of original copies
The signatories hereby expressly accept to limit the number of original copies of the Agreement to twelve (12), it being specified that the signatories who do not receive one of the original copies expressly waive the benefit of the provisions of article 1325 of the French Civil Code (Code civil).
The original copies will be kept as follows:

(i)	one (1) original copy for FPCI Astorg IV, Financière Muscaris IV and the Financière Muscaris IV Sellers (this original copy being kept by Astorg Partners SAS);

(ii)	one (1) original copy for the Lucaslux and the Lucas Vendor Bonds Holders(this original copy being kept by Mr. Patrick Lucas);

(iii)	one (1) original copy for Financière Natelpau and the Gras Vendor Bonds Holders (this original copy being kept by Mr. Emmanuel Gras);

(iv)	one (1) original copy for Maera (this original copy being kept by Maera);

(v)	one (1) original copy for the Simon EURL (this original copy being kept by Simon EURL);

(vi)	one (1) original copy for PRPHI (this original copy being kept by PRPHI);

(vii)	one (1) original copy for DM1 (this original copy being kept by DM1);

(viii)	one (1) original copy for DM2 (this original copy being kept by DM2);

(ix)	one (1) original copy for DM3 (this original copy being kept by DM3);

(x)	one (1) original copy for FCPE GSA (this original copy being kept by Société Générale Gestion "S2G");

(xi)	one (1) original copy for the Company, Gras Savoye and Gras Savoye Euro Finance (this original copy being kept by the Company); and

(xii)	one (1) original copy for the Purchaser, Willis Europe BV, Willis Netherlands Holdings and WGH Plc (this original copy being kept by the Purchaser).

Executed in Paris,
On [•] 2015
[SIGNATURES ON THE LAST PAGE]

SCHEDULES

Schedule P1	List of Financière Muscaris IV Sellers
Schedule P2	List of DM1 Sellers
Schedule P3	List of DM2 Sellers
Schedule P4	List of DM3 Sellers
Schedule P5	List of Lucas Vendor Bonds Holders
Schedule P6	List of Gras Vendor Bonds Holders
Schedule (A)	Allocation of the securities giving access immediately or in the future to the share capital of the Company
Schedule (A)(iii)	Allocation of the securities giving access immediately or in the future to the share capital of Financière Muscaris IV
Schedule (A)(iv)	Allocation of the securities giving access immediately or in the future to the share capital of the Mancos
Schedule (B)	Group Companies' chart
Schedule 1.1(a)	Permitted Leakage
Schedule 3.1.1	Amount and allocation of the Transfer Price by type of Transferred Securities and by Seller
Schedule 5.1.2	Exceptions to the restrictions to the conduct of business
Schedule 5.1.3	Managers' shares to be transferred to Group Companies prior to Completion
Schedule 6.5(a)(i)	Reiteration act relating to the Transferred Securities issued by the Company
Schedule 6.5(b)(i)	Reiteration act relating to the Transferred Securities issued by Financière Muscaris IV
Schedule 6.5(b)(ii)	Financière Muscaris IV Sellers escrow agreement
Schedule 6.5(c)(i)	Reiteration act relating to the Transferred Securities issued by DM1
Schedule 6.5(d)(i)	Reiteration act relating to the Transferred Securities issued by DM2
Schedule 6.5(e)(i)	Reiteration act relating to the Transferred Securities issued by DM3
Schedule 6.5(f)(ii)	List of resigning persons

SIGNATURES

Astorg IV FCPR Financière Muscaris IV The Financière Muscaris IV Sellers By:
Lucaslux [2] The Lucas Vendor Bonds Holders[4] By:
Financière Natelpau The Gras Vendor Bonds Holders[4] By:
Maera[4] By:
PRPHI EURL[4] By:
Simon Minco EURL[4] By:
DM1[4] DM2[4] DM3[4] By:
Willis Europe BV Willis Netherlands Holdings BV WGH Plc By:
Astorg Partners[3] By:
The Company GS SAS Gras Savoye Euro Finance By:

 _________________________________
2 Please add the following words in handwriting « valid appointment of Astorg Partners as Sellers' Reprepsentative »
3 Please add the following words in handwriting « valid acceptation to act as Sellers' Representative »